Exhibit 1.2

BOARD OF DIRECTORS REPORT ON

THE PLAN FOR THE MERGER

OF SANPAOLO IMI S.p.A.

WITH AND INTO BANCA INTESA S.p.A.

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

Milan, 12th October 2006

Explanation added for the translation into English.

This English translation of the Italian original has been prepared solely for the convenience of the reader. The original version in Italian takes precedence.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking information and statements about Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. and their combined businesses after completion of the merger.  Forward-looking statements are statements that are not historical facts.  These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance.  Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.  Although the managements of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. believe that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include those discussed or identified in the public documents sent by Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. to CONSOB and under “Risk Factors” in the annual report on Form 20-F for the year ended December 31, 2005 filed by Sanpaolo IMI S.p.A. with the SEC on June 29, 2006.  Except as required by applicable law, neither Sanpaolo IMI S.p.A. nor Banca Intesa S.p.A. undertakes any obligation to update any forward-looking information or statements.

Contents

Explanatory Report of the Board of Directors of Banca Intesa S.p.A. on the plan for the merger of Sanpaolo IMI S.p.A. with and into Banca Intesa S.p.A.

1. Description and rationale of the merger	page 5

2. Companies taking part in the merger	page 8

3. Financial statements as at 30th June 2006	page 14

4. Sale of assets to Crédit Agricole	page 14

5. Values attributed to the companies taking part in the merger	page 17

6. Criteria used for the determinationof the exchange ratio and adopted valuation methods	page 19

7. Manner of the issuance of the shares of Banca Intesa and the characteristics of such shares	page 43

8. Legal aspects of the merger	page 45

9. Accounting aspects of the merger	page 46

10. Tax aspects of the merger	page 49

11. Effects of the merger on Banca Intesa	page 50

12. New corporate governance	page 56

13. Changes in the Articles of Association	page 61

14. Board of Directors assessment with respect to the availability of the right of withdrawal	page 63

Explanatory Report of the Board of Directors of Banca Intesa S.p.A. on the plan for the merger of Sanpaolo IMI S.p.A. with and into Banca Intesa S.p.a pursuant to art. 2501-quinquies of the Italian Civil Code and art. 70, par. 2, of Issuer regulations adopted pursuant to Consob resolution 11971/99 and subsequent amendments

Dear Shareholders,

You have been convened to attend the Extraordinary Shareholders’ Meeting to resolve upon the Plan for the Merger of Sanpaolo IMI S.p.A. (hereafter Sanpaolo IMI or the “merged company”) with and into Banca Intesa S.p.A. (hereafter “Intesa” or the “surviving company”).

Intesa’s Board of Directors, pursuant to art. 2501-quinquies of the Italian Civil Code and art. 70, par. 2, of Issuer regulations adopted pursuant to Consob resolution 11971/99 and subsequent amendments, prepared the present Report on the Plan for the merger as provided for by art. 2501-ter of the Italian Civil Code.

1.         Description and rationale of the merger

The integration between Intesa and Sanpaolo IMI constitutes a highly significant event for the banking industry and the Italian economic system and creates an important player capable of competing in the financial services sector on a European level.

The transaction is the result of an intense effort made by both Banking Groups, which have for years pursued a policy aimed at seizing the best growth opportunities, and it is a further fundamental milestone for the achievement of increasingly important objectives: to be not only the best Italian bank, but also the standard bearer for the strengthening of the Italian banking system to permit it to face increasingly fierce European competition.

In the last few years both Intesa and Sanpaolo IMI have implemented corporate strategies aimed at pursuing excellence, and have revised their service models for customers to meet diversified needs. In this context both have taken on responsibilities vis-à-vis the Italian economic system with the objective of favouring the growth of customers and the country system.

The New Group will be the top player in the domestic banking sector with market shares of approximately or in excess of 20% in all main products and services due to their excellent and complementary geographic and business positions.

On the basis of its balance sheet, income statement and market capitalisation, the New Group will rank among the leading European banks due to an unparalleled number of customers in Italy (12 million) and a very signficant number of customers in Europe, amounting to over 6 million.

Intesa and Sanpaolo IMI both have a heritage, banking culture and experience which are unique in Italy, including with respect to recently developed capabilities and experience in integrating acquired banking institutions. The integration may therefore be achieved with a low execution risk by exploiting the best potential on an individual basis.

In particular, the high compatibility of the two banks’ business and organisational models, combined with simple and clear decisions in the model to be adopted, will permit a rapid convergence of production processes and a fast preparation of commercial structures. Among the qualifying decisions, the following must be noted:

•      the presence of an operating Parent Company, and not a financial holding company, with clear management responsibilities over the integrated New Group;

•      the presence of Business Units, focused on exclusive relationships with the various customer segments;

•      the strengthening, under the distribution profile, of the “Banca dei Territori” concept, with the attribution of each specific territory to a single brand. In particular, the networks of Intesa and Sanpaolo IMI are expected to be integrated under a single brand and with geographical areas of action not overlapping with their local banks. Commercial coordination will be entrusted to group marketing structures specialised by customer segment;

•      the formation of a Corporate & Investment Banking Business Unit which will maintain responsibility of relations with mid and large corporate customers throughout the domestic market.

The structural consistency and the similarity of the organisational models of the two Groups will permit the achievement of significant synergies in connection with the integration (approximately 1.6 billion euro, of which approximately 63% deriving from cost savings, in particular in administrative and service activities), as well as achieving considerable economies of scale in the productive fields in which offering specialisation and product innovation are of particular importance, according to the experience of the major European banking groups.

The leadership position and the new dimensional threshold, with the resulting advantages in terms of productive efficiency, will enable the New Group to pursue significant levels of value creation which may be translated into benefits for the entire Italian productive system, as well as for customers (in terms of conditions, product range, overall services).

The New Group will have a sound capital base (with a total capital of 43.8 billion euro pro-forma as at 30th June 2006(1)) and will seek to achieve its profitability objectives of excellence (target for 2009 net income is estimated at approximately 7 billion euro). Income flows will enable the strengthening of the capital base of the New Group, while maintaining a dividend payout of at least 60%.

(1) Figures include the effects of the sale of assets to Crédit Agricole described in point 4 below.

The merger will produce significant benefits for customers. They will have access to the best products currently offered by the two Groups, and especially, to new products on increasingly competitive terms and conditions.

The Merger will also produce advantages in terms of service quality levels offered to customers, due to the New Group’s enhanced capability to invest in technology, promote innovation and attract and retain talented and skilled personnel at the highest levels.

The New Group will represent a reference point for our country by becoming an aggregating centre for the greater Milano-Torino metropolitan area and strengthening relations with the local markets of the North, Centre and South of Italy. It will also be an important engine for the growth of our economic system by ensuring that support is provided to new investment in public works and sustaining Italian companies, both in Italy and abroad.

The establishment of sound national foundations, together with the significant value generated in their business by the merger, represents a growth opportunity which will enable the New Group to consider projects and initiatives for international expansion once the integration process has been completed that would have otherwise been impossible for the two banks on a stand-alone basis.

Sustainable growth and strong value creation will be the primary objectives, which must be pursued by developing the trust of its stakeholders and maintaining a strict control over all management levels.

The main strategic guidelines which will enable the New Group to achieve these objectives may be summarised in the following points:

•      Consolidate excellence in customer relations, through a strong focus on product/service innovation partly as a result of the higher investment capacity arising from the Merger, the capillary coverage of the national territory and the sharing of the two Group’s operating and management best practices;

•      Achieve and maintain a clear cost leadership, thanks to economies of scale in product factories, in service/support activities and synergies in governance and control functions;

•      Focus on human and professional growth of all employees, in order to enhance quality and motivation of human resources, which is a key success factor for the New Group. The formation of a leading Group in Italy with international growth ambitions will in fact offer new professional development opportunities both for current employees and for the talented resources which it will be capable of attracting;

•      Support the country’s development, by financing large works and supporting the growth of Italian companies – both at national and international level – developing local markets, innovating and modernising the public administration;

•      Significantly strengthen the presence of the New Group abroad, by benefiting from the strong growth potential of the International Banks already controlled in Central-Eastern Europe, and creating the conditions to significantly increase geographic diversification in the future;

•      Optimise risk profile and capital management, by leveraging the excellent asset quality of the two Groups and utilising the sophisticated risk management processes/tools.

2.         Companies taking part in the merger

2.1. SURVIVING COMPANY

Banca Intesa S.p.A.

2.1.1. Financial highlights

The table below sets out the most significant consolidated balance sheet and income statement as at 30th June 2006, compared with figures as at 31st December 2005 and as at 30th June 2005.

Figures refer to the compulsory forms provided for by the Circular of the Bank of Italy no. 262 of 22nd December 2005 and are prepared in accordance with IAS/IFRS.

Balance sheet

(in millions of euro)

	30.06.2006	31.12.2005	30.06.2005(*)
Assets

Financial assets held for trading	51,160	51,067	60,831
Other financial assets (1)	7,307	7,189	7,330
Due from banks	29,338	27,111	26,652
Loans to customers	176,023	169,478	157,702
Property, equipment and intangible assets	4,211	4,280	3,419
Tax assets	2,817	3,096	3,148
Other assets	9,341	11,314	11,941

Total Assets	280,197	273,535	271,023

	30.06.2006	31.12.2005	30.06.2005(*)
Liabilities and Shareholders’ Equity

Due to banks	36,598	31,771	33,250
Direct customer deposits (2)	193,761	187,590	182,072
Financial liabilities held for trading	16,750	21,249	26,217
Tax liabilities	1,658	1,091	1,288
Allowances for specific purpose (3)	2,856	2,834	2,802
Technical reserves	—	—	—
Other liabilities	10,997	11,494	10,013
Share capital	3,613	3,596	3,596
Reserves (4)	11,520	10,056	9,956
Valuation reserves	968	829	629
Net income	1,476	3,025	1,200

Total Liabilities and Shareholders’ Equity	280,197	273,535	271,023

(*) Figures restated on the basis of the instructions issued by the Bank of Italy on 22/12/2005.

(1) Sum of captions 30, 40 and 50.

(2) Sum of captions 20 and 30.

(3) Sum of captions 110 and 120.

(4) Sum of captions 170, 180,  200 and 210.

Income Statement

(in millions of euro)

	30.06.2006	30.06.2005(*)

Interest margin	2,640	2,469
Net fee and commission income	1,845	1,824
Net interest and other banking income	5,108	4,671
Net income from banking activities	4,825	4,445
Net income from banking and insurance activities	4,825	4,445
Operating expenses	-2,713	-2,683
Income (Loss) before tax from continuing operations	2,241	1,907
Income (Loss) after tax from continuing operations	1,491	1,242
Net income (loss)	1,534	1,246

Parent Company’s net income (loss)	1,476	1,200

(*) Figures restated on the basis of the instructions issued by the Bank of Italy on 22/12/2005.

Operating structure

	30.06.2006	31.12.2005	30.06.2005

Number of employees	58,301	60,778	57,713
- Italy	42,521	42,062	43,057
- Abroad	15,780	18,716	14,656
Number of branches	3,900	3,970	3,679
- Italy	3,129	3,106	3,055
- Abroad	771	864	624

2.1.2. Shareholder base

Intesa’s shareholder base includes reference shareholders which are part of a voting syndicate and hold approximately 44% of the voting share capital, and approximately 212,000 shareholders holding approximately 56%.

As at 30th June 2006 Intesa shareholders with equity stakes exceeding 2% of issued voting share capital are listed below:

Name		Shares included in the voting syndicate	Shares not included in the voting syndicate	Total shares	% of shares included in the voting syndicate on total	% of shares held on total
1	Crédit Agricole S.A.	1,070,574,249	2,596,258	1,073,170,507	17.80	17.84

2	Fondazione Cariplo	554,578,319		554,578,319	9.22	9.22

3	Gruppo Generali	453,834,553		453,834,553	7.54	7.54
	- Assicurazioni Generali	3,942,065		3,942,065	0.06	0.06
	- Alleanza Assicurazioni	248,236,838		248,236,838	4.13	4.13
	- Other Assicurazioni Generali subsidiaries	201,655,650		201,655,650	3.35	3.35

4	Fondazione Cariparma	258,670,312	1,844,890	260,515,202	4.30	4.33

5	“Gruppo Lombardo”	279,926,547	13,658,858	293,585,405	4.65	4.88
	- Banca Lombarda e Piemontese	139,963,274	5,059,638	145,022,912	2.33	2.41
	- I.O.R.	29,578,536	1,640,157	31,218,693	0.49	0.52
	- Mittel S.r.l.	15,000,000	6,959,063	21,959,063	0.25	0.37
	- Carlo Tassara S.p.A.	95,384,737		95,384,737	1.58	1.58
	Total Shareholders in the Syndicate	2,617,583,980	18,100,006	2,635,683,986	43.51	43.81

6	Mondrian Investment Partners Ltd		172,728,219	172,728,219		2.87

7	Capitalia S.p.A.		121,000,000	121,000,000		2.01

	Total other Shareholders		3,086,176,457	3,086,176,457		51.31

	TOTAL	2,617,583,980	3,398,004,682	6,015,588,662		100

Voting syndicate

Crédit Agricole, Fondazione Cariplo, Gruppo Generali, Gruppo “Lombardo” Fondazione Cariparma are parties to a Voting syndicate intended to ensure continuity and stability of entrepreneurial guidelines and policies in Intesa’s activities.

The syndicate currently in force will expire on 15th April 2008.

2.2. COMPANY TO BE MERGED

Sanpaolo IMI S.p.A.

2.2.1. Financial highlights

The table below sets out the most significant consolidated balance sheet and income statement as at 30th June 2006, compared with figures as at 31st December 2005 and as at 30th June 2005.

Figures refer to the compulsory forms provided for by the Circular of the Bank of Italy no. 262 of 22nd December 2005.

Balance sheet

(in millions of euro)

	30.06.2006	31.12.2005	30.06.2005
Assets

Financial assets held for trading	21,645	25,037	36,559
Other financial assets (1)	53,821	54,900	56,291
Due from banks	31,094	28,836	26,165
Loans to customers	147,330	139,507	132,443
Property, equipment and intangible assets	3,723	3,185	3,269
Tax assets	2,447	2,728	3,299
Other assets	10,183	9,065	9,600

Total Assets	270,243	263,258	267,626

	30.06.2006	31.12.2005	30.06.2005
Liabilities and Shareholders’ Equity

Due to banks	36,376	35,682	39,963
Direct customer deposits (2)	146,518	139,291	143,932
Financial liabilities held for trading	9,608	11,342	11,685
Tax liabilities	950	860	1,261
Allowances for specific purpose (3)	2,575	2,883	2,627
Technical reserves	22,000	22,113	21,709
Other liabilities	38,062	37,371	33,958
Share capital	5,400	5,239	5,236
Reserves (4)	6,240	5,208	5,136
Valuation reserves	1,374	1,286	1,225
Net income	1,140	1,983	894

Total Liabilities and Shareholders’ Equity	270,243	263,258	267,626

(1) Sum of captions 30, 40 and 50.

(2) Sum of captions 20 and 30.

(3) Sum of captions 110 and 120.

(4) Sum of captions 170, 180, 200 and 210.

Income Statement

(in millions of euro)

	30.06.2006	30.06.2005

Interest margin	2,434	2,149
Net fee and commission income	1,643	1,527
Net interest and other banking income	4,428	4,207
Net income from banking activities	4,224	3,999
Net income from banking and insurance activities	4,062	3,577
Operating expenses	-2,352	-2,236
Income (Loss) before tax from continuing operations	1,769	1,432
Income (Loss) after tax from continuing operations	1,130	925
Net income (loss)	1,174	921

Parent Company’s net income (loss)	1,140	894

Operating structure

	30.06.2006	31.12.2005	30.06.2005

Number of employees	42,647	43,666	43,628
- Italy	39,875	41,002	41,010
- Abroad	2,772	2,664	2,618

Number of branches	3,317	3,289	3,249
- Italy	3,186	3,172	3,134
- Abroad	131	117	115

2.2.2. Shareholder base

Based on the shareholder register and other information currently available, the shareholders of Sanpaolo IMI with equity stakes exceeding 2% of share capital are listed below:

Name	Percentage of capital*

Compagnia di San Paolo	14.19%

Banco Santander Central Hispano S.A.	8.43%

Fondazione Cassa di Risparmio di Padova e Rovigo	7.02%

Fondazione Cassa di Risparmio in Bologna	5.54%

Giovanni Agnelli & C. S.a.p.a.	4.96%

Assicurazioni Generali S.p.A.	2.11%

Total other shareholders	57.75%

*Percentages refer to total stake held inclusive of ordinary and preference shares, the latter are held exclusively by Compagnia di San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna.

Shareholder agreements

The following shareholder agreements are currently in force:

•           an agreement, called “Pact of unity of intent”, signed on 19th April 2004 by Compagnia San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna, with a term of three years, which aggregates approximately 13.66% of the ordinary share capital;

•           an agreement, signed on 21st April 2004 among the aforesaid Foundations, Banco Santander Central Hispano S.A. and CDC Ixis Italia Holding S.A. (now Caisse Nationale des Caisses d’Epargne), which will automatically expire and will become non-effective on the fifteenth day preceding the date of the first convocation of the Shareholders’ Meeting of the Company called to approve the financial statements as at 31st December 2006.  This agreement aggregates approximately 25.36% of the ordinary share capital. The pact will cease to be effective at the moment of the merger.

3.         Financial statements as at 30th June 2006

As provided for by art. 2501-quater of the Italian Civil Code, Intesa’s financial statements as at 30th June 2006 have been prepared and include the balance sheet, the income statement, the statement of changes in shareholders’ equity, the statement of cash flows and the notes to the financial statements, with brief illustrative notes. Such financial statements have been prepared in compliance with rules on the preparation of financial statements and IAS/IFRS.

The consolidated half-year report as at 30th June 2006 was approved by the Board of Directors on 4th September and made public on 13th September.

4.         Sale of assets to Crédit Agricole

In the context of the merger with Sanpaolo IMI, the definition of relations with Crédit Agricole was particularly important.

As is generally known, Crédit Agricole – one of the most important French and European banks – acquired an equity stake in Nuovo Banco Ambrosiano in December 1989 from one of the founders of the bank, Banca Popolare di Milano, which intended to sell the equity investment.

Crédit Agricole has had a very important role in the shareholder base of Intesa ever since. It is a party to the voting syndicate and provided support, including financial support, for its growth, which led it to become the top Italian bank.

On 11th October 2006, Intesa and Crédit Agricole entered into an agreement to safeguard Crédit Agricole’s strategic interests in Italy, while respecting the interests of all other Intesa shareholders, in connection with the proposed business combination between Gruppo Intesa and Gruppo Sanpaolo IMI.

The rationale of the agreement is the following:

•       following the merger the New Group will have to sell a certain number of branches in order to comply with antitrust provisions;

•       Crédit Agricole is interested in maintaining a strategic position in Italy independently from Intesa through the acquisition from the latter of a retail banking business;

•       the existing agreements between Intesa and Crédit Agricole relating to asset management activities contain certain provisions that could constrain this business of the New Group;

•       Intesa is interested in the New Group being able to freely develop the asset management business and in optimising the branch disposal to comply with antitrust provisions;

•       Crédit Agricole is interested in acquiring a significant presence in the Italian retail market and freely exploiting the commercial potential of its Group in Italy.

The agreement provides for:

A) the sale by Intesa to Crédit Agricole of:

•       its entire equity stake in Cassa di Risparmio di Parma e Piacenza (representing 100% of the share capital) for a cash consideration of 3.8 billion euro;

•       its entire equity stake in Banca Popolare FriulAdria (representing 76.05% of the share capital) for a cash consideration of 836.5 million euro;

•       193 Intesa branches identified by the parties - which will be transferred to the aforementioned subsidiary banks - for a cash consideration of 1,330 million euro;

B) the evolution of the asset management partnership between Intesa and Crédit Agricole:

•           a feasibility study to assess the possibility of a pan-European joint-venture in the asset management activities;

•           if the project of the setting up of the joint-venture is not deemed feasible by one of the parties, CAAM sgr will be unwound on terms consistent with the original sale of 65% of Nextra by Intesa to Crédit Agricole. A call option for Intesa and a put option for Crédit Agricole are exercisable starting from the date of the branches’ sale (between 1st February and 31st March 2007) up to 12th October 2007 on the activities attributable to the 65% of Nextra Investment Management sold by Banca Intesa to Crédit Agricole in December 2005 at the same price paid in connection with last December’s sale (815.8 million euro) less the dividends received in the meantime by Crédit Agricole plus the cost of equity accrued during the period (calculated applying a 9% interest rate on 815.8 million euro). Crédit Agricole will retain the asset management business for institutions it originally contributed and will have the possibility to distribute its products through the retail networks it has acquired;

•           until the exercise of the call/put option the existing agreements will remain in force but shall be amended with respect to two issues relating to the exclusive distribution: Crédit Agricole shall waive its right to purchase, following the merger, the Gruppo Sanpaolo IMI asset management companies and it shall acknowledge that the latter’s branches do not fall within the scope of the branch network for the purpose of the distribution agreement;

C)    the existing consumer credit arrangements - relating to the Gruppo Intesa network before the merger - will remain in force for a three-year period at the end of which the parties will reconsider the ownership structure of Agos. A call/put option shall become exercisable for the sale to Crédit Agricole of Intesa’s 49% interest in Agos.

The valuation of Cassa di Risparmio di Parma e Piacenza, of Banca Popolare FriulAdria and of the 193 branches is in line with market multiples of comparable transactions and has been confirmed by analyses carried out by an independent expert Prof. Paolo Iovenitti. Also the valuation of the activities attributable to the 65% of Nextra Investment Management sold at year-end 2005 has been confirmed by the aforementioned independent expert.

As at 30th June 2006, Cassa di Risparmio di Parma e Piacenza had 310 branches, loans to customers for approximately 12.5 billion euro, direct customer deposits for approximately 13 billion euro, indirect customer deposits for approximately 27.6 billion euro and shareholders’ equity of 1,070 million euro; in the first half of 2006, Cassa di Risparmio di Parma e Piacenza registered operating income of 389 million euro, operating margin of 226 million euro and net income of 121 million euro. At the same date, Banca Popolare FriulAdria had 149 branches, loans to customers for approximately 4 billion euro, direct customer deposits for approximately 3.4 billion euro, indirect customer deposits for approximately 5.2 billion euro and shareholders’ equity of 468 million euro; in the first half of 2006, Banca Popolare FriulAdria registered operating income of 127 million euro, operating margin of 65 million euro and net income of 30 million euro. As per half-year 2006 management accounts, the 193 branches in the aggregate accounted for approximately 5 billion euro of loans to customers, 7.6 billion euro of direct customer deposits and 11.3 billion euro of indirect customer deposits; in the first half of 2006, these branches contributed approximately 220 million euro to operating income, 90 million euro to operating margin and 50 million euro to net income.

The finalisation of this agreement which has been approved by the Board of Directors of Intesa today, is subject to the approvals by the competent authorities and the stipulation of the deed of merger by Intesa and Sanpaolo IMI. The total consideration for the sale of Cassa di Risparmio di Parma e Piacenza, Banca Popolare FriulAdria and the 193 branches amounts to approximately 6 billion euro with a capital gain of approximately 4 billion euro.

5.          Values attributed to the companies taking part in the merger

The integration between Gruppo Intesa and Gruppo Sanpaolo IMI will be achieved through the merger into Intesa of Sanpaolo IMI and the issue by the surviving company of new ordinary shares to be assigned to the shareholders of the merged company in exchange of the cancelled shares.

Therefore, the Boards of Directors of the companies must determine the exchange ratio that is the number of Intesa ordinary shares to be assigned to shareholders of Sanpaolo IMI for each share of the company to be merged to be cancelled.

The Board of Directors of Intesa, and on its behalf the Chairman Prof. Giovanni Bazoli, gave a mandate to Prof. Angelo Provasoli(2) to assist the Board in the valuation and determination of the exchange ratio.

The Directors, in agreement with the indications of Prof. Provasoli, used such indications as a reference in the decisions to be made by them.

Banca Leonardo and Merrill Lynch International, acting as financial advisors in the transaction, prepared – pursuant to a specific mandate given by Intesa – specific valuations which basically confirm the indications of Prof. Provasoli, though sometimes adopting different methodologies or reference values.

The table below summarises the exchange ratios resulting from the application of the various methods illustrated in a separate chapter herein (see chapter 6).

(2) Prof. Angelo Provasoli is full professor of accounting and financial statements in Bocconi University of Milano, Rector of the same University and Chairman of the Italian Accounting Organism (OIC).

Table: Exchange ratios

Exchange ratio
Main valuation criteria
DDM criterion	2.883
Earnings criterion	3.153
Combined UEC criterion	3.048
Linear regression of Roae 2007 – P/Bv criterion	2.630
Linear regression of Roae 2008 – P/Bv criterion	2.918
Market multiples criterion – P/E 2006	2.775
Market multiples criterion – P/E 2007	2.736
Market multiples criterion – P/E 2008	3.004
Market multiples criterion – P/BV 2006	3.149
Market multiples criterion – P/BV 2007	3.161
Market multiples criterion – P/BV 2008	3.225
Control valuation criteria
Stock price criterion (30 days)	3.115
Stock price criterion (60 days)	3.079
Stock price criterion (90 days)	3.099
Equity report criterion	3.038

Based on the analysis of the results, the following can be noted:

•       the exchange ratios based on the main valuation criteria range from 2.630 to 3.225, and are characterised by limited variability. In fact, the gap between the maximum exchange ratio and the minimum exchange ratio is equal to approximately 23%. The average and the median of the results obtained amounted to 2.971 and 3.004, respectively;

•       the exchange ratios based on the control criteria were all within the range mentioned above, thus confirming the significance of the range.

The range identified above therefore expresses the significant and congruous exchange ratios. For the purpose of identifying a range of exchange ratios which further reduces dispersion with respect to the average and the median, it was deemed appropriate to exclude the extreme values of the range identified above. Consequently, the range of exchange ratios is better defined by the following interval: 2.736 – 3.161. This range presents a difference between the maximum and minimum value of approximately 15%. The size of the interval therefore considerably decreases. Thus, the difference between the top and bottom value decreases by 35%.

The significance of the range identified in this manner remains confirmed by the results obtained through the application of the control methods.

Based on the above, a range of exchange ratios between 2.736 and 3.161 of Intesa ordinary shares for each ordinary and preference share of Sanpaolo IMI is the most significant.

Based on the considerations set forth in chapter 6 hereafter, the Board of Directors shared and agreed with the valuations and the conclusions of the experts, considering the strategic profile of the transaction and the quotes expressed by the market in the thirty stock exchange days prior to the announcement of the merger, determined the exchange ratio for the merger into Intesa of Sanpaolo IMI as follows:

•           3.115 Intesa ordinary shares for 1 Sanpaolo IMI ordinary or preference share.

In the opinion of Banca Intesa’s Directors and based on a logic of integration aimed at reaching shared objectives and benefiting shareholders of both Companies, such ratio fairly expresses the relative values of the two Groups and considers, in the most appropriate way, the distinctiveness of each Group: balance sheet structure, expected profitability and growth prospects which emerged in the application of the various valuation criteria, as well as the market’s appraisal.

6.      Criteria used for the determination of the exchange ratio and adopted valuation methods

6.1. RESULTS OF THE DUE DILIGENCE

The legal, accounting and administrative due diligence, provided for by the Framework Agreement signed by Intesa and Sanpaolo IMI on 26th August 2006,  did not identify significant discrepancies in the economic figures considered at the time of determination of the provisional exchange ratio, or facts, legal acts or circumstances which may have a material negative effect on Sanpaolo IMI’s situation or activities.

6.2. VALUATION CRITERIA

It should be noted that the merger between Intesa and Sanpaolo IMI will be achieved through the exchange of ordinary and preference shares of Sanpaolo IMI in exchange for Intesa ordinary shares. This is due to the fact that the Articles of Association of Sanpaolo IMI (art. 6) set forth the conversion at par of preference shares into ordinary shares should the latter be sold. Therefore, for the purpose of the determination of the exchange ratio:

•           Sanpaolo IMI’s preference shares are treated as ordinary shares;

•           saving shares of Intesa are re-expressed as “equivalent ordinary shares”;

•           treasury shares held by Intesa and Sanpaolo IMI are not considered in the calculation of unit value per share.

6.2.1. Typical features of valuations for merger purposes

The merger transaction will be consummated through the cancellation of shares of the company to be merged and the increase in share capital of the surviving company. The newly-issued shares are assigned to the shareholders of the company to be merged other than the surviving company.

It must be noted as a preliminary matter that the merger raises a complex valuation issue in which the starting point is the valuation of the individual companies directly involved in the transaction and the final objective is the determination of the exchange ratio to be applied to the shares of the two companies.

Thus, the ultimate objective of valuations for merger purposes is first and foremost the obtainment of comparable values for the calculation of the exchange ratio.

Consistently with the aforementioned objective, and in agreement with standard practice, a uniform system has been applied to the entire valuation process for the purpose of safeguarding the interests of the shareholders of the surviving and company to be merged.

6.2.2. Reference date of the valuation, subsequent events and documentation considered

The reference date of the valuation is 30th June 2006.

Furthermore, the effects of the agreement entered into between Intesa and Crédit Agricole (hereafter “CA”), have been considered, the terms of which are described in point 4 above. In short:

a)                            the sale by Intesa to CA of the 100% stake in Cassa di Risparmio di Parma e Piacenza S.p.A. (hereafter “Cariparma”);

b)                           the sale by Intesa to CA of the 76.05% stake in Banca Popolare FriulAdria S.p.A. (hereafter, “FriulAdria”);

c)                            the sale by Intesa to CA of 193 branches and the relative assets and liabilities;

d)                           the exchange of call/put options between Intesa and CA relating to the purchase/sale (respectively, by Intesa and CA) of 65% of the equity investment in Crédit Agricole Asset Management (CAAM).

With respect to the Gruppo Sanpaolo IMI, the effects, in the terms detailed in par. 6.3, relating to the reorganisation of the business area Risparmio e Previdenza with the establishment of Eurizon Financial Group S.p.A. (hereafter also “Eurizon”) have been considered.

The reorganisation shall include the following phases:

•                                launch by Eurizon of a tender offer (OPA) for all Banca Fideuram shares held by third parties at a price of 5 euro per share.

•                                start of the listing process of Eurizon through an initial public offering of part of the stake held by Sanpaolo IMI and a public subscription offer from a share capital increase and sales (Offerta Pubblica di Vendita e Sottoscrizione - OPVS). At the end of the transaction, Sanpaolo IMI will hold at least 60%(3) of the share capital of Eurizon.

6.3. ADOPTED VALUATION CRITERIA

6.3.1. General profile of the estimate

In order to determine the valuation of Intesa and Sanpaolo IMI required for the determination of the exchange ratio, it is deemed appropriate to use both economic-analytical criteria and market criteria. In particular, criteria used for valuations in mergers which is the object of this present report are: the “DDM criterion”, the “earnings criterion”, the “combined UEC criterion”, the “market multiples criterion”, the “linear regression criterion”, the “direct quotes criterion” and the “equity report criterion”.

(3) The plans provided and used as reference for the purposes of the valuation, assume, at the end of the merger, an equity stake in Eurizon of 68.4%.

With respect to the decision regarding which valuation criteria to use and their respective order of importance (represented by the typical distinction between main methods and control methods), the effects related, for Intesa, to the agreement with CA and, for Sanpaolo IMI, to the ‘”Eurizon transaction” have been taken into account.

Since a consolidated plan of Intesa which reflects the effects of the aforementioned transactions has not yet been prepared, for the purposes of the valuation, balance sheet, income statement and financial aggregates relating to assets sold have been eliminated from consolidated figures. Estimates regarding the sale of said assets, net of the respective tax effect, have been considered as “accessory capital” and therefore included in the values obtained with the various valuation criteria used.

It must also be noted that the present estimate does not consider any effect of the exchange of options on CAAM for two reasons. First, the exercise of such options is uncertain; in fact, it is possible that the bank resulting from the merger and CA develop new strategies in the asset management sector together.

Secondly, the strike price of the call/put options is substantially in line with the price recently agreed for the sale (by Intesa to CA) of the same company. Thus, the strike price of the options is substantially in line with the exchange value of the equity investment in CAAM. Consequently, it is reasonable to presume that the exercise of the options will not modify the value of Intesa. This conclusion is also confirmed by the fairness opinion on the transaction prepared by an independent expert.

Therefore, the application of all criteria which use variables based on Intesa’s plans (DDM, earnings, UEC, market multiples and linear regression), required the adjustment of basic figures to consider the effects which will be generated by the sale of the two equity investments and the 193 branches. The results achieved with the various methods have then been increased to consider the liquidity deriving from the above-mentioned sale; this has been treated as “accessory capital”. In this way the value of Intesa reflects the effects of the agreement reached with CA.

With respect to the share price criterion, it must be noted that, as described in greater detail below, the prices considered are those quoted until 22nd August 2006, the date preceding the announcement of the merger, in consideration of the fact that stock prices in the following days were probably affected by the proposed merger. For the same reason, the “equity report” criterion considers data available until 22nd August 2006. Furthermore, these two criteria do not reflect the effects of the agreement with CA. It must also be noted that – assuming the congruity of the consideration for the sales provided for in such agreement, which is confirmed by the fairness opinion of the Independent expert – the value of Intesa, determined through the application of such criteria, should not be subject to significant changes.

Considering the above, it was in any case decided to attribute to the methodologies under examination the role of control criteria for the results arising from the application of the other methods indicated above, which therefore are considered main estimation criteria.

With respect to Sanpaolo IMI, the plans which have been provided reflect the effects of the “Eurizon transaction”. For the purpose of applying a consistent approach with respect to the valuation of Intesa, the net considerations related to this transaction, which includes the following phases ((i) tender offer on Fideuram; (ii) initial public offering of Eurizon shares held by Sanpaolo IMI and (iii) initial public offering of new shares by Eurizon), have been considered “accessory capital”. Therefore, in the application of the adopted valuation criteria, the items considered (earnings, dividends and shareholders’ equity) have been adjusted to make them consistent with the approach set forth above.

Therefore, on the basis of the above, the selected valuation methodologies have been divided identifying main criteria and control criteria. More specifically:

•                                main criteria adopted are: (i) the “DDM criterion”, (ii) the “earnings criterion”, (iii) the “combined UEC criterion”, (iv) the “market multiples criterion” and, lastly, (v) the “linear regression criterion”;

•                                control criteria used are: (i) the “direct quotes criterion” and (ii) the “equity report criterion”.

From a methodological standpoint control methods have two main purposes. Considered individually, each with its peculiarities and shortcomings has the purpose of verifying the reliability of the valuation deriving from the application of the main methods. Considered together, they may contribute to the identification of appropriate “corrections” to the results deriving from the application of the main methods. In fact, since the determination of an exchange ratio is always the result of an overall judgement, in which no method expresses the characteristics of universality and uniqueness, control methods are used to verify the results derived from the application of the main methods.

6.3.2. Main valuation criteria

6.3.2.1.                                        The DDM criterion.

The “DDM criterion” (or “dividend discount model” criterion) defines the value (W) of a company on the basis of the future dividend flows which the company will be capable of distributing to its shareholders, discounted at a rate which expresses the specific equity risk.

In the adopted version, future dividends have been estimated in analytical terms for the years of the business plans of the Banks, based on management’s forecasted distributable dividends. After that period, the terminal value has been calculated by discounting so-called “perpetual free cash flow to equity”.

The following formula is used:

where:

Dt                                                     = series of distributable dividends forecasted by the Banks’ management. The dividend of the last “analytical” valuation period (Dn) includes, as detailed hereafter, the effect of the excess (or deficit) of Core tier 1 with respect to the minimum deemed to be congruous;

Ke                                                 = cost of capital;

CAcc                                  = accessory capital;

TV                                               = terminal value (TV) estimated on the basis of the “perpetual free cash flow to equity” according to the following formula:

where:

Dn+1                                        = “perpetual free cash flow to equity”;

Ke                                                   = cost of capital;

g                                                           = long term growth rate.

* * *

The cost of capital Ke expresses the specific risk attributed to the Banks under valuation. It is used in nominal terms, consistently with the discounted dividend flows. Ke is quantified using the Capital Asset Pricing Model and considering (i) the risk-free rate and (ii) the risk premium for the specific risk of investment in the equity of the banks, calculated by multiplying so-called market risk premium by the beta of each Bank.

The cost of capital is calculated using the following algorithm:

where:

r                                                            = risk-free rate;

b                                                          = beta of each Bank;

(rm -r)                                = equity premium.

***

The rate g expresses the long term growth prospects of the “free cash flow” used in the calculation of terminal value.

6.3.2.2. The earnings criterion

The “earnings criterion” defines the value (W) of the equity of a company based on its autonomous income-generation capacity.

The adoption of the earnings criterion requires, first of all, the valuation of the company’s prospective profitability. In the present valuation the latter is intended as prospective net income in the time frame covered by the business plan and as average normalised earnings for an indefinite subsequent period.

The earnings method, in particular, is applied by discounting the expected earning flows at a rate deemed to be appropriate considering the risk characteristics of the specific investment under examination.

The following formula is used:

where:

Rt                           = earnings for the year, appropriately normalised, estimated individually for each year of the business plan;

Ke                                                 = cost of capital;

CAcc                                    = accessory capital;

TV                                                 = terminal value (TV), obtained by capitalising to infinity the perpetual expected average normalised earnings, according to the following formula:

where:

Rn+1                                          = perpetual expected average normalised earnings;

Ke                                                 = cost of capital;

g                                                         = long term growth rate.

Ke expresses the cost of capital and, consistently with the discounted flows, is a nominal rate. It is quantified using the CAPM as illustrated in point 6.3.2.1 above.

6.3.2.3. The combined UEC criterion

The “combined UEC criterion” determines the value (W) of a company as the sum of its adjusted shareholders’ equity and the net present value of the surplus earnings, intended as the difference between the expected average normalised earnings and the return deemed to be satisfactory considering the type of investment.

The value (W) of the company’s shareholders’ equity is determined using the following formula:

where:

K’                                                   = adjusted shareholders’ equity, inclusive of the value of “goodwill on deposits”;

R                                                       = expected average normalised earnings;

i                                                            = return deemed to be satisfactory considering the type of investment, also estimated using the aforementioned CAPM;

i’                                                          = capitalisation rate, assumed equal to the return on risk-free investments;

n                                                         = number of years to which the calculation of the net present value of surplus earnings is applied (higher or lower income-generation capacity);

CAcc                                  = accessory capital.

According to standard practice, “goodwill” for banks included in adjusted shareholders’ equity is calculated on the basis of the amount of direct and indirect customer deposits.

6.3.2.4. Market multiples criterion.

The “market multiples criterion” determines the value of a company based on market share prices of listed companies which are comparable to those being valued.

This methodology is applied as follows:

•                                identification of a sample of listed banks comparable to those being valued; comparability must, in particular, be assessed considering size, expressed by market capitalisation;

•                                calculation of so-called “market multiples” (frequently, at least in the banking industry, “price/expected earnings” and “price/book value”), that is the ratio of market prices and statement of income and balance sheet aggregates deemed to be significant;

•                                application of the sample’s “market multiples” to the relevant statement of income and balance sheet aggregates of the companies being valued.

6.3.2.5. Linear regression criterion.

The “linear regression criterion” determines the value of equity using the statistic correlation existing between the prospective profitability of shareholders’ equity (expected ROAE) and the price/book ratio (P/BV).

In detail, such correlation – expressed by the linear regression – enables the valuation of the value of the company’s equity based on its prospective profitability (measured by ROAE) and its capitalisation (measured by the shareholders’ equity or book value or BV).

For the application of this criterion it is necessary to:

•                                identify a sample of listed banks comparable to those being valued, which present a significant correlation between P/BV and expected ROAE;

•                                quantify the parameters (slope and intercept) of the interpolation line, via the linear regression technique;

•                                determine the value of the equity of the company being valued on the basis of the parameters identified in the previous point and the ROAE and book value of the same company.

6.3.3. Control valuation criteria

6.3.3.1. Stock price criterion.

The “stock price criterion” estimates the value of equity on the basis of the market prices in a significant period ending on a date close to that of the estimate. The need to mitigate short term fluctuations typical of financial markets leads to extend the stock price analysis to different time frames.

6.3.3.2. Equity report criterion.

The “equity report criterion” estimates the unit value of shares on the basis of the average target price indicated by financial analysts. This valuation method is based on the selection of a significant sample of analyst reports which cover the stocks of the companies under examination.

6.4. THE APPLICATION OF VALUATION CRITERIA

The present paragraph describes the application of the adopted valuation criteria(4). The description is provided for the two Companies involved in the merger, Intesa and Sanpaolo IMI for consistency reasons.

6.4.1. The application of the main valuation criteria.

6.4.1.1. The application of the DDM criterion.

Values of Intesa and Sanpaolo IMI, calculated using the DDM criterion, are set out in table 1 below.

Table 1: values using the DDM criterion.

(in millions of euro)	Intesa	Sanpaolo IMI
Present value of dividend flows (in the period of the business plan)	6,459	4,628

Perpetual free cash flow to equity	2,534	2,252

Present value of Terminal value	22,143	20,755

Accessory capital	5,806	1,603

Value (W)	34,408	26,987

With respect to the application of this criterion, in addition to the considerations set forth in par. 6.3.2.1., the following must be noted:

•                                for the determination of distributable dividends (in the formula, Dt) until the last-but-one period of analytical forecasts, management estimates of the two Banks have been used. With respect to Intesa, expected dividend flows have been adjusted to consider the effects deriving from the sale of the equity investments in Cariparma and FriulAdria and the 193 branches. In particular, for each year the dividend flows have been determined by applying pay-out estimated by management to expected earnings net of the portion attributable to the equity investments and the branches sold. For Sanpaolo IMI, expected earnings have been adjusted to make them consistent with the aforementioned approach which entails taking into account the liquidity deriving from the “Eurizon transaction” as accessory capital. In particular, earnings set out in the plan have been adjusted to reverse the effects of such liquidity, since it was

(4) The values in the following tables have been rounded.

added as accessory capital to the results obtained with this method; dividend flows have been determined applying estimated pay-out to expected earnings;

•                                with respect to the last period in the “analytical” forecasts (in the formula, Dn), the estimated distributable dividend has been used (adjusted for both Banks as indicated above), increased (or decreased) to consider the excess or the deficit in prospective Core tier 1 of each Bank compared to the minimum applied in standard practice (equal to 6.5% of RWA(5)); for both Banks an excess Core tier 1 emerged as compared to minimum requirements of standard practice. This excess has therefore been used to increase the expected dividend flow estimated by management. With respect to the expected estimate of Intesa’s RWA and Core tier 1, the aforementioned sales have also been taken into account; similarly, the corresponding aggregates of Sanpaolo IMI have been adjusted to make them consistent with the method illustrated above which entails that the liquidity generated by the Eurizon transaction is treated as “accessory capital”;

•                                the “perpetual free cash flow to equity” (in the formula, Dn+1) has been estimated using an average of the earnings of the 2007-2009 business plan period appropriately normalised as described in par. 6.4.1.2. below; lastly, this value has been adjusted to take into account (i) the effect on earnings of the distribution of the excess shareholders’ equity described above, calculated at a rate representative of market returns for short term investments (3-month EURIBOR at the time of the estimate) and (ii) the portion of earnings which cannot be distributed since it is destined to ensure an adequate capital coverage of the growth of RWA so as to maintain Core tier 1 at 6.5% of RWA.

As pointed out in par. 6.3.1 the valuation of Intesa required that – as accessory capital, which has therefore been added to the result of the application of the method under examination – the agreed-upon consideration for the sale of the equity investments in Cariparma and FriulAdria and of the 193 branches be taken into account. This consideration has been reduced to consider the tax burden on the capital gain related to the sale. The same approach has been used for the valuation of Sanpaolo IMI with respect to the “Eurizon transaction”. The liquidity generated therefrom, net of the relevant tax effects, has been considered accessory capital.

The capitalisation rate (Ke), calculated in nominal terms, has been determined using the CAPM.

The nominal risk-free rate has been estimated on the basis of the average return on government bonds with a maturity exceeding 10 years.

The risk premium, which is added to the risk-free rate, has been assumed to be equal to 5%, consistent with the most widespread academic indications and standard practices.

Beta has been assumed to be equal to the value obtained from Bloomberg for each of the two Banks on the date of announcement of the merger under examination.

(5) Risk weighted assets, equal to the value of the invested assets weighted for the specific risk level of each asset.

Table 2 summarises the determination of the (nominal) discount rate for Intesa and Sanpaolo IMI.

Table 2 – Determination of nominal Ke.

Parameters	Intesa	Sanpaolo IMI
Nominal risk-free rate	4.33%	4.33%
Risk premium	5%	5%
Beta	1.09	1.12
Nominal Ke	9.78%	9.93%

***

The growth rate g, necessary to estimate terminal value, has been assumed to be equal to 1.9% for Intesa and 2.5% for Sanpaolo IMI. The difference is be explained by the different compounded annual growth rates (CAGR) of the main economic figures of the two Banks.

6.4.1.2. The application of the earnings criterion.

Values of Intesa and Sanpaolo IMI calculated on the basis of the earnings criterion are set out in table 3.

Table 3: values according to the earnings criterion.

(in millions of euro)	Intesa	Sanpaolo IMI
Present value of earnings flows (in the period of the business plan)	7,586	6,895

Perpetual earnings flow	2,826	2,607

Present value of Terminal value	25,867	25,187

Accessory capital	5,806	1,603

Value (W)	39,259	33,685

With respect to the application of this criterion, in addition to the description set forth in point 6.3.2.2., the following should be noted:

•                                for the determination of prospective earnings until the last year of “analytical” forecasts, the values estimated by the Banks have been used. Since the reference date for the present estimate is 30th June 2006, 2006 earnings have been considered in the amount pertaining to the second half;

•                                earnings of each year have been normalised to eliminate or limit the effects of the extraordinary or non-recurring income components. Each adjustment has been recorded considering the related tax effect. Intesa’s normalised expected earnings have been adjusted to consider among others, the sale of Cariparma, FriulAdria and 193 branches; similarly the results of Sanpaolo IMI have been adjusted to make them consistent with the aforementioned approach which entails taking into account the liquidity derived from the “Eurizon transaction” as accessory capital;

•                                the terminal value (TV) has been calculated by discounting the expected normalised earnings obtained by (i) calculating average earnings in the 2007-2009 period and (ii) applying the growth rate g to such average. The use of the growth rate g may be explained by the assumption that, following the period of “analytical” forecasts, nominal earnings increase at a rate equal to g. As a result, for the purposes of determining the terminal value, the capitalisation rate has been assumed to be equal to Ke - g;

•                                the growth rate g has been assumed to be equal to 1.9% for Intesa and 2.5% for Sanpaolo IMI for the reasons already described in point 6.4.1.1;

•                                the capitalisation rate (Ke) has been determined on the basis of the CAPM. The calculation is therefore consistent with that used in the determination of Ke when applying the DDM criterion (see Table 2);

•                                the value of the accessory capital – added to the results of the discounting / capitalisation process applied to earnings – was calculated as described in the preceding point 6.4.1.1.

6.4.1.3. The application of the combined UEC criterion.

The valuations of Intesa and Sanpaolo IMI, calculated on the basis of the UEC criterion, are set out in table 4.

Table 4: values according to the combined UEC criterion.

(in millions of euro)	Intesa	Sanpaolo IMI

Adjusted shareholders’ equity (K)	14,165	12,707

Value of deposits (I)	12,371	13,692

Adjusted complex shareholders’ equity (K’)	26,535	26,399

Expected normalised earnings (R)	2,425	2,226

Real return on equity (i)	7.73%	7.88%

Capitalisation rate (i’)	2.38%	2.38%

Holding period (n)	8	8

Goodwill	2,688	1,052

Accessory capital	5,806	1,603

Value (W)	35,029	29,054

The application of the criterion under examination, as already described in section 6.3.2.3, has required the quantification of the following aggregates:

•                                adjusted shareholders’ equity (K): was determined assuming, as a starting point the carrying amount of shareholders’ equity as at 30th June 2006, inclusive of net income for the first half of 2006. The carrying amount of shareholders’ equity determined in this way was adjusted to take into account the goodwill in the balance sheet (as at 30th June 2006). This was done in light of the fact that goodwill determined with the current estimate already includes such values. In recording this adjustment, where necessary, the applicable tax effects have also been taken into account.

As already indicated above, the sale of the equity investments (Cariparma and FriulAdria) and the 193 branches have been taken into account with respect to Intesa. In particular, the portion of consolidated shareholders’ equity attributable to such assets has been deducted. Shareholders’ equity of Sanpaolo IMI as at 30th June 2006 has been appropriately adjusted to take into account the effects of the “Eurizon transaction”.

Table 5 summarises, for Intesa and Sanpaolo separately, the quantification of adjusted shareholders’ equity described.

Table 5: adjusted shareholders’ equity.

(in millions of euro)	Intesa	Sanpaolo IMI
Carrying amount of shareholders’ equity as at 30.6.2006	16,832	13,949
Total adjustments	(2,667)	(1,242)
Adjusted shareholders’ equity (K) as at 30.6.2006	14,165	12,707

•                                The value of deposits (I): has been calculated on the basis of direct and indirect customer deposits as at 30th June 2006, resulting from the half-year reports of the two Banks. This consolidated value has been adjusted to deduct stakes pertaining to third parties (that is, external to Gruppo Intesa and Gruppo Sanpaolo) in the main subsidiaries which are not wholly-owned by the two Parent Companies.

For Intesa, the adjustment mostly relates to the deposits of Banca di Trento e Bolzano, Casse di Risparmio del Centro and Intesa Holding International. Furthermore, the amounts attributable to Cariparma, FriulAdria and the 193 branches have been deducted from the consolidated figures.

For Sanpaolo the adjustment relates to the third-party deposits attributable to Eurizon.

To evaluate goodwill, multipliers consistent with past experience have been used. Such multipliers have been differentiated, according to standard practice, based on the various types of deposit. It should be noted that Banca Fideuram’s indirect customer deposits have been valued based on a specific multiplier of 5%. This coefficient is based on both the earnings parameters expressive of the performance which may be associated to this type of deposit, and the valuation of deposits implicit in the Bank’s stock market prices.

Table 6 summarises the multipliers applied.

Table 6: percentage multipliers used to value deposits.

DEPOSIT CLASSES	Multipliers
Direct customer deposits:
- current accounts	8%
- saving deposits	8%
- commercial paper	4%
- certificates of deposit and bonds	4%
- repurchase agreements	1.5%
Indirect customer deposits:
- assets under administration and in custody	1%
- assets under management	3%
- Banca Fideuram deposits	5%

The valuation of customer deposits resulted in the determination of goodwill of 12,371 million euro for Intesa and of 13,692 million euro for Sanpaolo.

•                                Expected normalised earnings (R): have been determined using as input 2005 consolidated net income and consolidated profitability prospects for the 2006-2009 period. As already indicated in the description of the earnings method (point 6.3.2.2.), the results for each year under consideration have been subjected to the normalisation process, aimed at eliminating or limiting the effects of the extraordinary or non-recurring income items.

Each adjustment has been recorded taking into account the related tax effect. Adjusted net income of each year has been adjusted for inflation; that is, it has been expressed in consistent monetary terms (euro 2006).

For the purpose of the normalisation process it has been deemed appropriate to assume, as reference for the valuation, the figures for the entire 2005-2009 period, attributing the same weight to each of the income considered.

Expected normalised income (R) was therefore valued at 2,425 million euro for Intesa and 2,226 million euro for Sanpaolo.

•                                The rates and the reference time horizon (i, i’ and n).

The rate i represents a measure, expressed in real terms, of the “opportunity cost” of the investment in the equity of each Bank. Again it has been determined using the CAPM and has been calculated using the same parameters indicated in point 6.4.1.1. The nominal rate has been reduced using an expected inflation of 1.9%. Therefore the real rate i equalled 7.73% for Intesa and 7.88% for Sanpaolo IMI.

The rate i’ is intended, according to standard practice, to be the financial return associated with the passage of time; the rate under examination is therefore not affected by the specific risk of the company being valued and has been assumed to equal to the return on risk-free investments. It is equal to the risk-free rate indicated in table 2 above less expected inflation.

The period of n years was defined as 8 in accordance with the standard practice in this field.

•                                The determination of accessory capital: the value of accessory capital – for both Banks aggregated with the results of the discounting / capitalisation process applied to earnings – was calculated as described in the preceding point 6.4.1.1.

6.4.1.4 The application of the market multiples criterion.

The values of Intesa and Sanpaolo IMI determined on the basis of the market multiples criterion are set out in table 7.

Table 7: values according to the market multiples criterion.

	Intesa			Sanpaolo IMI
(in millions of euro)	2006	2007	2008	2006	2007	2008

Average P/E multiple of the sample	10.694	9.879	8.965	10.694	9.879	8.965

Earnings	2,341	2,600	2,775	2,027	2,211	2,619

Accessory capital	5,806	5,806	5,806	1,603	1,603	1,603

Value (W)	30,841	31,493	30,687	23,284	23,443	25,085

	Intesa			Sanpaolo IMI
(in millions of euro)	2006	2007	2008	2006	2007	2008

Average P/BV multiple of the sample	1.938	1.753	1.588	1.938	1.753	1.588

Book value	15,959	16,903	17,815	15,414	16,469	17,828

Accessory capital	5,806	5,806	5,806	1,603	1,603	1,603

Value (W)	36,739	35,435	34,100	31,479	30,472	29,919

The application of the market multiples criterion, as already illustrated in point 6.3.2.4, necessitated:

•                                the selection of a sample of listed banks comparable with those being evaluated: for this purpose the most significant variable is size, as expressed by market capitalisation of the companies. This decision stems from the fact that the market for bank equity behaves uniformly – and seems, therefore, to be significantly segmentable – based on size. Accordingly, Intesa and Sanpaolo are included among the largest European banks. For the purpose of identifying a sufficiently wide and significant sample of comparables, 21 European banks (in the “Euro Zone”, as well as in Switzerland and in the United Kingdom) listed on the respective Stock Exchanges have been selected. The sample is made up of banks which present a market capitalisation no less than 50% of that of Intesa and Sanpaolo (that is no lower than 15 billion euro) and no higher than 50% of the total capitalisation of the “Intesa-Sanpaolo aggregate” (that is, no higher than 90 billion euro)(6);

•                                the choice of multiples: the multiples which are most frequently used in bank valuations have been used. These are the Price / Book value or P/BV ratio and Price / Earning or P/E ratio.

The relevant aggregates for the calculation of such multiples have been determined as follows:

•                                market value (P) has been assumed to equal the market capitalisation, calculated as the product of the average unit value over a consistent period of time and the number of shares determined on a fully diluted basis. The unit values have been determined on the basis of the average, weighted by volumes, of the reference prices in the last 30 stock market days which preceded the first rumours on the merger under examination (30 days preceding 22nd August 2006);

•                                shareholders’ equity (BV) has been assumed equal to the year-end value of the consensus for 2006, 2007 and 2008;

•                              expected consolidated net income (E) has been calculated using the value of the consensus for the 2006-2008 period.

The source of market quotes and expected income estimates was the database IBES – Datastream.

With respect to the income statement and balance sheet figures to which to apply the multipliers described above, the expected values in the business plans have been adjusted to take into account the effects, for Intesa, of the agreement with CA and, for Sanpaolo IMI, of the “Eurizon transaction” according to the terms described above. The final value determined using market multipliers was summed up with accessory capital, as in respect of the other criteria described above.

6.4.1.5. The application of the linear regression criterion.

The results for Intesa and Sanpaolo IMI of the application of the linear regression criterion are summarised in table 8.

Table 8: values according to the linear regression criterion.

(6) In particular, the following banks have been considered: BNC Santander CTL, BNP Paribas, Unicredit Banca, BBV Argentaria, Société Générale, Crédit Agricole, Deutsche Bank, ABN Ambro, Fortis, KBC Groupe, Dexia, Commerzbank, Allied Irish Banks, UBS, Royal Bank of Scotland, Barclays, Hbos, Credit Suisse, LLOYDS TSB Group, Standard Chartered, Danske Bank.

	Intesa		Sanpaolo IMI
(in millions of euro)	2007	2008	2007	2008

Expected ROAE	15.8%	16.0%	13.9%	15.3%

P/BV 2006	1.596	1.614	1.348	1.522

Reference carrying amount of shareholders’ equity	15,959	15,959	15,414	15,414

Accessory capital	5,806	5,806	1,603	1,603

Value (W)	31,282	31,560	22,389	25,057

In the application of the linear regression criterion, expected ROAE and the Price/Book Value (P/BV) multiple of the same sample used for the application of the market multiples criterion have been estimated.

The significant aggregates for the application of the criterion under examination have been estimated as follows:

•                                ROAE has been determined as the ratio between income expected for 2007 and 2008 and average expected shareholders’ equity for 2007 and 2008;

•                                shareholders’ equity (BV) has been assumed to equal the consensus value as at 31st December 2006 provided by IBES – Datastream on the basis of the forecasts made by financial analysts;

•                                the “P/BV” ratio has been calculated comparing market capitalisation, expressed by the average quotes, weighted by volumes traded, of the 30 stock market days ended on 22nd August 2006, with expected shareholders’ equity as at 31st December 2006.

The R2 of the analysis, expressing the statistical correlation of the figures under consideration, was between 0.87 and 0.86 (depending on the reference time frame); this value confirms the significance of the regression.

Applying this criterion, and assuming an expected ROAE for 2007 for Intesa equal to approximately 15.8% and an expected ROAE for 2008 equal to approximately 16.0%, both derived from the business plan appropriately adjusted to take into account the effects of the sale of the equity investments and of the 193 branches, the value attributable to the capital of the Bank (inclusive of accessory capital) equals 31,282 million euro and 31,560 million euro, respectively. For Sanpaolo given an expected ROAE for 2007 equal to 13.9% and an expected ROAE for 2008 equal to 15.3%, both derived from the business plan appropriately adjusted to consider the effects of the “Eurizon transaction”, the value of the Bank (inclusive of accessory capital) equals 22,389 million euro and 25,057 million euro, respectively.

Figures 1 and 2 represent the regressions calculated using as reference the figures described above.

Figure 1: linear regression P/BV ‘06 and ROAE ‘07

Figure 2: linear regression P/BV ‘06 and ROAE ‘08

With respect to the income statement and balance sheet amounts to which to apply the multipliers described above, the expected values of the plans have been adjusted to take into account, for Intesa, the agreement with CA and, for Sanpaolo IMI, the “Eurizon transaction” according to the terms illustrated above. The final value determined with the criterion under consideration was summed up with the value of accessory capital, as in the other criteria described above.

6.4.2. The application of control valuation criteria.

6.4.2.1. The application of the stock price criterion.

The values per share of Intesa and Sanpaolo IMI resulting from the application of the stock price criterion are summarised in table 9.

Table 9: values per share according to the stock price criterion.

(in euro)	Intesa	Sanpaolo IMI

Average 30 days	4.50	14.02
Average 60 days	4.50	13.84
Average 90 days	4.57	14.15

For the purposes of the application of this method it was deemed appropriate to consider the trend of the two stock prices over a sufficiently long time frame for the purpose of limiting short-term fluctuations. In particular, averages have been considered – both arithmetic and weighted by volumes traded – of the market prices of Intesa and Sanpaolo ordinary shares, relative to the following time horizons, ending on 22.8.2006: 30 Stock exchange trading days, 60 Stock exchange trading days and 90 Stock exchange trading days.

As previously indicated, 22.8.2006 represents the last date before the first rumours concerning the merger began to circulate.

Considering the significant similarity between the results emerging from the use of the arithmetic and the weighted average(7) methods, the results from the use of the arithmetic average of share prices have been used.

6.4.2.2. The application of the equity report criterion.

The values per share of Intesa and Sanpaolo IMI resulting from the application of the “equity report” criterion are summarised in table 10.

Table 10: values according to the equity report criterion.

(in euro)	Intesa	Sanpaolo IMI

Average value per share	5.17	15.70

To apply such valuation methodology, the target prices of the reports issued by Italian and international analysts in the period 15th May 2006 – 22nd August 2006 for Intesa and 12th May 2006 – 22nd August 2006 for Sanpaolo IMI have been used. The initial date of the period for the collection of the information is just after the publication by the Banks, of the first quarterly report for 2006; the final date of the period reflects the intent to exclude the reports influenced by market “rumours” connected to the merger.

(7) In fact, values per share resulting from the calculation of the average share prices weighted by volumes traded – respectively 30, 60 and 90 day average – are for Intesa: 4.51, 4.49, 4.64; for Sanpaolo: 14.02, 13.80, 14.30.

The reports considered are those prepared by analysts which cover the stocks of both Banks. This was done for the purpose of achieving consistency between the different valuation methods, in the respect of the general principles which underlie valuations of mergers.

In particular, the following reports have been taken into account with respect to Intesa: Citigroup 15.5.2006; Kepler 15.5.2006; Mediobanca 15.5.2006; Société Générale 15.5.2006; KBW 15.5.2006; Banca Leonardo 15.5.2006; Merrill Lynch 15.5.2006; Intermonte 25.5.2006; Credit Suisse 1.6.2006; UBM 26.6.2006; JPMorgan 12.7.2006. The following reports have been analysed for Sanpaolo IMI: Kepler 15.5.2006; Mediobanca 15.5.2006; Citigroup 15.5.2006; KBW 15.5.2006; Merrill Lynch 15.5.2006; Société Générale 15.5.2006; Intermonte 25.5.2006; Credit Suisse 1.6.2006; UBM 26.6.2006; Banca Leonardo 5.7.2006; JPMorgan 26.7.2006.

6.5. VALUATION SUMMARY AND THE EXCHANGE RATIOS

6.5.1. Share capital and number of shares of Intesa and Sanpaolo

Intesa’s share capital at the estimate’s reference date amounted to 3,613,001,196 euro comprised of in 6,015,588,662 ordinary shares each with a nominal value of 0.52 euro and 932,490,561 saving shares each with a nominal value of 0.52 euro.

Sanpaolo IMI’s share capital at the estimate’s reference date amounted to 5,399,586,247 euro comprised of 1,590,672,318 ordinary shares each with a nominal value of 2.88 euro and 284,184,018 preference shares each with a nominal value of 2.88 euro.

The merger under examination is achieved through the exchange of both ordinary and preference shares of Sanpaolo IMI for Intesa ordinary shares. Sanpaolo IMI’s preference shares are not listed and are treated, for the purpose of the exchange ratio, as equivalent to ordinary shares of Sanpaolo IMI. This, as already explained, is due to the fact that the Articles of Association of Sanpaolo IMI (art. 6) require the conversion at par of preference shares into ordinary shares should the latter be sold. Furthermore, it must be noted that the Framework Agreement relating to the merger under examination calls for the cancellation of treasury shares held by the Banks.

Therefore, for the purpose of the determination of the exchange ratio:

•                                Sanpaolo IMI’s preference shares are equivalent to ordinary shares;

•                                treasury shares held by Intesa and Sanpaolo IMI are not taken into account in the calculation of unit value per share.

Therefore, the unit value per share of the two Banks is calculated on the basis of the number of outstanding non-treasury shares of the Banks.

The relevant number of shares for the purposes of the valuation is therefore the following:

for Intesa: 6,879,052,690;

for Sanpaolo IMI: 1,871,751,951.

For the calculation of the unit value of Intesa’s ordinary shares it must be noted that the capital of Intesa is made up of both ordinary and saving shares.

Therefore, for the purpose of “transforming” the overall value of Intesa to the unit value per ordinary share, the number of saving shares must be appropriately weighted. This is possible – again according to standard practice – by calculating the number of “equivalent ordinary shares” per saving share on the basis of the difference in the values of the two classes of shares. To this end the difference in values recorded on the Stock Exchange in the 30 days ending on 22nd August 2006 was taken into account; such difference is the result of the comparison of the respective averages, weighted by volumes traded, of the reference prices (source IBES - Datastream).

The results of the application of the estimation criteria described in the paragraphs above are illustrated below, both in overall terms and in terms of unit value per ordinary shares of the two Banks.

For the reasons illustrated above, valuations contained in this chapter refer exclusively to the ordinary shares of Intesa and Sanpaolo IMI.

6.5.2. Total and unit values and exchange ratios

6.5.2.1. Results of the application of the DDM criterion

The application of the DDM criterion leads to the determination of overall values of Intesa and Sanpaolo IMI, based on the parameters described in par. 6.3.2.1. and 6.4.1.1., and summarised in table 11.

Table 11: overall values according to the DDM criterion.

(in millions of euro)	Intesa	Sanpaolo IMI

Present value of dividend flows (in the period of the business plan)	6,459	4,628

Perpetual free cash flow to equity	2,534	2,252

Present value of Terminal value	22,143	20,755

Accessory capital	5,806	1,603

Value (W)	34,408	26,987

Such overall values correspond to the values per share and the exchange ratio indicated in table 12.

Table 12: values per share according to the DDM criterion and exchange ratio.

	Intesa	Sanpaolo IMI	Exchange ratio
	(in euro)	(in euro)

Value per share	5.00	14.42	2.883

6.5.2.2. Results of the application of the earnings criterion

The application of the earnings criterion leads to the determination of overall values of Intesa and Sanpaolo IMI, based on the parameters described in par. 6.3.2.2. and 6.4.1.2., summarised in table 13.

Table 13: overall values according to the earnings criterion.

(in millions of euro)	Intesa	Sanpaolo IMI
Present value of earnings flows (in the period of the business plan)	7,586	6,895

Perpetual earnings flow	2,826	2,607

Present value of Terminal value	25,868	25,186

Accessory capital	5,806	1,603

Value (W)	39,259	33,685

The aforementioned overall values correspond to the values per share and the exchange ratio set out in table 14.

Table 14: values per share according to the earnings criterion and the exchange ratio.

	Intesa	Sanpaolo IMI	Exchange ratio
	(in euro)	(in euro)
Value per share	5.71	18.00	3.153

6.5.2.3. Results of the application of the combined UEC criterion.

The combined UEC criterion leads to the definition of values for Intesa and Sanpaolo IMI, set out in table 15.

Table 15: overall values according to the combined UEC criterion.

(in millions of euro)	Intesa	Sanpaolo IMI

Adjusted complex shareholders’ equity (K’)	26,535	26,399
Goodwill	2,688	1,052
Accessory capital	5,806	1,603
Value (W)	35,029	29,054

Such overall values correspond to the unit values of the ordinary shares and to the related exchange ratio indicated in table 16.

Table 16: values per share according to the combined UEC criterion and exchange ratio.

	Intesa	Sanpaolo IMI	Exchange ratio
	(in euro)	(in euro)
Value per share	5.09	15.52	3.048

6.5.2.4. Results of the application of market multiples criterion.

This criterion results in the determination of the overall values of Intesa and Sanpaolo IMI, set out in table 17.

Table 17: overall values according to the market multiples criterion.

	Intesa			Sanpaolo IMI
(in millions of euro)	2006	2007	2008	2006	2007	2008

Average P/E multiple of the sample	10.694	9.879	8.965	10.694	9.879	8.965

Earnings	2,341	2,600	2,775	2,027	2,211	2,619

Accessory capital	5,806	5,806	5,806	1,603	1,603	1,603

Value (W)	30,841	31,493	30,687	23,284	23,443	25,085

	Intesa			Sanpaolo IMI
(in millions of euro)	2006	2007	2008	2006	2007	2008

Average P/BV multiple of the sample	1.938	1.753	1.588	1.938	1.753	1.588

Book value	15,959	16,903	17,815	15,414	16,469	17,828

Accessory capital	5,806	5,806	5,806	1,603	1,603	1,603

Value (W)	36,739	35,435	34,100	31,479	30,472	29,919

The values for the ordinary shares of Intesa and Sanpaolo IMI resulting from the application of such methodologies and the related exchange ratio are set out in table 18.

Table 18: values per share according to the market multiples criterion and exchange ratio.

	Intesa			Sanpaolo IMI			Exchange ratio
	(in euro)			(in euro)
	2006	2007	2008	2006	2007	2008	2006	2007	2008

Value per share P/E multiple	4.48	4.58	4.46	12.44	12.52	13.40	2.775	2.736	3.004

Value per share P/BV multiple	5.34	5.15	4.96	16.82	16.28	15.98	3.149	3.161	3.225

6.5.2.5. Results of the application of the linear regression criterion.

This criterion results in the determination of the overall values of Intesa and of Sanpaolo IMI, indicated in table 19.

Table 19: overall values according to the linear regression criterion

	Intesa		Sanpaolo IMI
(in millions of euro)	2007	2008	2007	2008

Expected ROAE	15.8%	16.0%	13.9%	15.3%

P/BV 2006	1.596	1.614	1.348	1.522

Reference carrying amount of shareholders’ equity	15,959	15,959	15,414	15,414

Accessory capital	5,806	5,806	1,603	1,603

Value (W)	31,282	31,560	22,389	25,057

The values for the ordinary shares of Intesa and of Sanpaolo IMI resulting from the application of such methodologies and the related exchange ratio are set out in table 20.

Table 20: values per share according to the linear regression criterion and exchange ratio.

	Intesa	Sanpaolo IMI	Exchange ratio
	(in euro)	(in euro)

ROAE 2007	4.55	11.96	2.630

ROAE 2008	4.59	13.39	2.918

6.5.2.6. Results of the application of the stock price criterion

The average stock price under consideration results in the exchange ratios in table 21.

Table 21: values per share according to the stock price criterion and exchange ratio.

	Intesa	Sanpaolo IMI	Exchange ratio
	(in euro)	(in euro)

Average 30 days	4.50	14.02	3.115

Average 60 days	4.50	13.84	3.079

Average 90 days	4.57	14.15	3.099

6.5.2.7. Results of the application of the equity report criterion

The application of this methodology results in the following values for the ordinary shares of Intesa and of Sanpaolo IMI and to the related exchange ratio set out in table 22.

Table 22: values per share according to the equity report criterion and exchange ratio.

	Intesa	Sanpaolo IMI	Exchange ratio
	(in euro)	(in euro)
Average value per share	5.17	15.70	3.038

6.5.3.           Sensitivity analysis

A sensitivity analysis has been conducted on the results reached with the economic-analytical valuation methods. This analysis is aimed at verifying the sensitivity of the exchange ratios to changes in the primary parameters used in the estimation (risk premium, growth rate g, discounting period, etc…) within reasonable intervals. The aforementioned analysis confirmed the significance of the applied results of the adopted criteria.

6.5.4.           Principal difficulties in the valuation.

The principal difficulties encountered in undertaking the valuation are set forth below.

a)                            Use of the consolidated financial statements as primary reference for the determination of adjusted shareholders’ equity and of expected earnings flows. The use of the consolidated financial statements, which is necessary since the companies to be merged are Parent Companies of complex Groups, generates certain complexities in the process for the adjustment of shareholders’ equity and earnings due to the diversity of minority stakes in the earnings and shareholders’ equity of Group companies and in their variability over time.

b)                           Existence of ordinary shares and saving shares. The calculation of the unit value of the ordinary share in presence of quotation differences between ordinary shares and saving shares requires the calculation of the number of ordinary shares equivalent to saving shares considered.

c)                            The transformation of Gruppo Intesa and Gruppo Sanpaolo IMI. The sale of the equity investments in Cariparma and FriulAdria and of 193 branches resulted in difficulties in the calculation of balance sheet aggregates and expected earnings and dividend flows. The figures of the business plan have also been adjusted to consider the effects of such sale. The same difficulties apply to Gruppo Sanpaolo, where the “Eurizon transaction” has required the adjustments of the aggregates considered in the application of the various valuation methods, also for the purpose of using a consistent approach, especially concerning the liquidity arising from the transaction, with that used for the estimation of Intesa.

d)                           Use of forward looking statements. Forward looking statements drawn from the prepared business plans have been used in the present estimations. Such figures, due to their very nature, are subject to uncertainty.

7.                            Manner of the issuance of the shares of Banca Intesa and the characteristics of such shares

The completion of the merger will entail the cancellation of all outstanding ordinary and preference shares of Sanpaolo IMI.

In exchange the shareholders of the merged company will be assigned, on the basis of the exchange ratio indicated above, up to a maximum of 5,841,113,544 Intesa ordinary shares each with a nominal value of 0.52 euro.

No cash adjustments will be offered to shareholders of the Banks.

No particular benefits will be made available to the Directors and the Statutory Auditors of the Banks.

In determining the maximum number of Intesa shares to be issued to the shareholders of Sanpaolo IMI, the 284,184,018 preference shares of Sanpaolo IMI have also been taken into account and the same exchange ratio as that of the ordinary shares has been used.

The deed of merger shall contain the waiver by one Sanpaolo IMI shareholder to the exchange of the fraction of share necessary to ensure the overall balancing of the transaction.

In any case, any fractional shares of the shareholders of the company to be merged shall be purchased at market prices, with no further charges related to expenses, stamp duties or commissions.

The newly-issued shares, which will be listed on the same terms as Intesa’s currently outstanding shares, shall be available for the shareholders of the company to be merged according to the conditions typical of dematerialised shares trading through Monte Titoli S.p.A., starting from the first business day after the date in which the merger comes into effect. A specific notice regarding the merger shall contain the indication of such date and shall be published in at least one national daily newspaper in Italy.

The newly-issued Intesa ordinary shares shall have the same rights as those of the same class outstanding as of the issue date.

Therefore, newly-issued Intesa ordinary shares shall have rights to dividends accruing from 1st January 2006.

7.1. STOCK OPTION PLANS OF SANPAOLO IMI

Moreover, it must be noted that the Sanpaolo IMI Shareholders’ Meeting of 30th April 2002, delegated to the Board of Directors the right to resolve upon the assignment to Group executives of free options to subscribe up to a maximum of 18,371,660 ordinary shares of Sanpaolo IMI.

Based on this delegated power, the Board of Directors resolved upon two stock option plans:

•                    the first on 17th December 2002: which led to the issuance of options to subscribe, in the period May 2005 – 15th May 2007, 8,280,000 newly-issued shares at a price of 7.1264 euro each. At the date of this report there are outstanding unexercised rights to subscribe 125,900 shares;

•                    the second on 14th November 2005: which led to the issuance of options to subscribe, in the period May 2009 – 30th April 2012, 9,650,000 shares at a price of 12.3074 euro each.  As at 30th September 2006 none of these rights had been exercised.

Intesa shall take on the obligation of Sanpaolo IMI in the contracts stipulated with the beneficiaries of the stock option plans, offering them a number of Intesa ordinary shares determined in accordance with the exchange ratio.

Therefore, on the basis of the rules of the plans, following the merger into Intesa of Sanpaolo IMI and the expected exchange ratio, holders of the aforementioned options will have the right to subscribe respectively:

•                    for the plan resolved upon on 17th December 2002: a maximum of 392,179 Intesa ordinary shares at an issue price of 2.2878 euro each;

•                    for the plan resolved upon on 14th November 2005: 30,059,750 Intesa ordinary shares at an issue price of 3.9511 each.

In other words, stock option holders will have the right to subscribe a number of Intesa ordinary shares equal to that of the Sanpaolo IMI shares which he/she would have received in accordance with the original agreements, multiplied by the exchange ratio of 3.115, at a price per share equal to the original strike price divided by 3.115.

The price resulting from the division was rounded to the fourth highest decimal out of caution with respect to potential tax implications.

7.2. AMERICAN DEPOSITARY RECEIPTS

Sanpaolo IMI also issued American Depositary Receipts (ADR) listed on the New York Stock Exchange which attribute rights pertaining to Sanpaolo IMI shares according to the ratio of 1 ADR for each 2 shares. The exchange ratio set for the Sanpaolo IMI ordinary shares will also be applied to Sanpaolo IMI ordinary shares underlying such ADRs and new ADRs representing the ordinary shares of the surviving company will be issued with a ratio of such ordinary shares and such new ADRs yet to be defined.

8.                            Legal aspects of the merger

The combination of Gruppo Intesa and Gruppo Sanpaolo IMI will be achieved via the merger into Intesa of Sanpaolo IMI. Provisions set forth in articles from 2501 to 2505 quater of the Italian Civil Code will be applicable to the merger.

The surviving company, starting from the date in which the deed of merger has legal effect, will take on all the active and passive juridical relations and commitments of the merged company.

Pursuant to article 57, last paragraph, of the Testo Unico Bancario (the Combined banking regulations), following the merger the privileges and guarantees of any type, by whosoever given or in any case existing in favour of the companies taking part in the merger, will maintain their validity and ranking, without any need of formalisation or registration in respect of the company arising from the merger.

The merger becomes effective vis-à-vis third parties, pursuant to art. 2504-bis, par. 2, of the Italian Civil Code, from the date of last registration of the deed of merger, or from the following date which shall be indicated in the deed of merger and, in any case, no earlier than 1st January 2007.

For the purposes of the release of the report on the adequacy of the exchange ratio the following firms have been appointed respectively by the Tribunal of Milano and the Tribunal of Torino as experts pursuant to article 2501-sexies of the Italian Civil Code:

•                                for Intesa the Independent Auditors KPMG S.p.A.; and

•                                for Sanpaolo IMI the Independent Auditors PriceWaterhouseCoopers S.p.A.

9.                            Accounting aspects of the merger

As already indicated, the legal effects of the merger come into effect from the date indicated in the deed of merger, which may be subsequent to the last registration in the Company Register and, in any case, no earlier than 1st January 2007.

With respect to the accounting effects of the merger, as is generally known, Intesa and Sanpaolo IMI have adopted international accounting principles (IAS/IFRS) for the preparation of their financial statements.

Therefore, the merger will be accounted for and recorded in both the Parent Company’s and the consolidated financial statements of the surviving company Intesa with reference not only to Italian accounting rules but also to international accounting principle IFRS 3 on business combinations.

The merger between Intesa and Sanpaolo IMI has been conceived of as a “merger of equals”.

However, international accounting principles require that an acquirer be identified in any business combination. According to IFRS 3, mergers to the extent to which they imply the transfer of control of the merged company, must be considered acquisitions.

The acquirer is identified by the international accounting principles as the combining entity that obtains control of the other combining entities or businesses, meaning the power to govern the financial and operating policies of an entity for the purpose of obtaining rewards from its activities. To this end the main indicators of such power, in the specific case of mergers, are represented by (i) the number of new ordinary shares with voting rights issued with respect to total ordinary shares with voting rights which will make up the share capital of the surviving company after the merger, (ii) fair value of the entities taking part in the merger, (iii) the composition of the new governing body of the surviving company, and (iv) the entity which issues new shares. The number of newly-issued shares, the size of the two Groups, the entity issuing the new shares are the only quantitative factors which apply to the merger between Intesa and Sanpaolo IMI. In this respect Intesa is considered, from an “accounting” standpoint, the acquirer.

The recognition of acquisitions, provided for by IFRS 3, is – as mentioned – that of purchase cost, according to which the transaction must be recorded on the basis of the fair value of the acquired entity.

IFRS 3 requires that the cost of a business combination be determined as the sum of the fair value, at transaction date: (i) of assets sold, (ii) of liabilities undertaken and (iii) capital instruments issued by the acquirer in exchange of acquisition of control. To this value must be added (iv) costs directly attributable to the business combination.

Therefore, in the business combination between Intesa and Sanpaolo IMI the cost of the acquisition will be represented by the fair value at transaction date (that is from the date of the issue of new securities, which coincides with the date in which the merger comes into legal effects), of shares which the surviving company, Intesa, will issue in exchange of the shares of the merged company Sanpaolo IMI. Since such shares are listed, the fair value of the Intesa share will be represented by the stock price on the market on the day in which the merger has legal effect, that is, by the last share price available.

The costs of the merger (professional fees, costs for reports and expert opinions, etc.) must be added to the value determined as described above.

The cost of the business combination must be allocated to assets, liabilities and potential liabilities of the merged company. It is therefore necessary to prepare a balance sheet as at the date in which the merger comes into legal effect recording at fair value the assets, liabilities and potential liabilities of the merged company.

The residual difference between the fair value of the issued shares and the values allocated in the assets of the merged company may be allocated to any intangible assets not recorded in the balance sheet of the merged company. After this allocation any further residual value must be recorded as goodwill.

The cost of the acquisition and, therefore, the difference arising from the merger in “pro-forma” documentation produced in this report, determined on the basis of the fair value of the shares of Intesa and the exchange ratio is, therefore, provisional, since it must be updated on the basis of the fair value of the ordinary shares of Intesa on the date in which the merger takes legal effect.

The cost must be allocated in the Parent Company’s financial statements via the measurement of assets and liabilities and the identification of the intangible value of the merged entity. The same procedure must be followed for the consolidated financial statements, determining higher/lower values for assets/liabilities and any intangibles of Sanpaolo IMI.

IFRS 3 permits the provisional determination of the fair value of assets, liabilities and potential liabilities of the acquired entity and, therefore, the provisional allocation of the merger difference. The acquirer must however record the adjustment on provisional figures and complete the initial registration within twelve months from the date of acquisition with effect from the date of acquisition.

The Italian Civil Code (art. 2504-bis, par. 3), to simplify requirements for companies taking part in mergers, sets out that accounting effects may be backdated to a date before the date in which the merger has legal effect. Based on this rule, until the adoption of IAS/IFRS, the accounting effects of mergers were normally backdated to the 1st January of the year in which the transaction was closed in order to avoid having to prepare the financial statements of the merged company. A similar approach was adopted for tax purposes.

With the new international accounting principles, this approach may no longer be applied since the figures of the merged company must be acquired by the surviving company on the date in which the transfer of control occurs, that is, in this particular case, from the date in which the merger has legal effect.

The date of acquisition of control is the date in which the acquirer actually obtains control of the acquired entity and it is the date in which the balance sheet figures of the latter are recognised for the first time in the accounts of the acquirer. When the acquisition is achieved via a single exchange, the date of exchange coincides with the date of acquisition.

Pursuant to IAS 27, control over a company is presumed when the controlling entity holds the majority of voting rights or the majority of directors, or has the power to determine the financial and operating policies, or appoint the majority of directors.

In the case of the merger between Intesa and Sanpaolo IMI such conditions will occur starting from the date in which the merger has legal effect.

In fact, this last date coincides with the issue of the new shares and the simultaneous cancellation of the shares of the merged company, with the cancellation of the merged company from the Company Register and the dissolution of the corporate bodies. From that moment the surviving company succeeds to the rights and obligations of the merged company.

Before that date and until that date shareholders of Sanpaolo IMI maintain unaltered rights and the directors of the Sanpaolo IMI remain in office. Shareholders and directors of Intesa until that date have no right to intervene in the operating decisions of Sanpaolo IMI.

The exchange of shares is the significant event for the purpose of the transfer of control.

Therefore, with reference to provisions of art. 2501-ter, par.1, No. 6, of the Italian Civil Code, the transactions carried out by the company to be merged shall be recorded in the financial statements of the surviving company Intesa as of 1st January 2007.

The merger will have effect for taxation purposes from the same date.

10.                     Tax aspects of the merger

10.1. TREATMENT FOR THE BANKS

The merger is “neutral” for tax purposes in so far as direct taxes are concerned. In fact, pursuant to art. 172 of the Testo Unico delle Imposte sui Redditi (Combined Tax Regulations) approved by Presidential Decree 917/86, the merger does not result in the realisation of income or losses for the parties involved in the merger which are significant for tax purposes (merged company, surviving company and also shareholders).

In particular, with respect to the merged company, the transfer of its shareholders’ equity to the surviving company will not result in the realisation of latent capital gains or losses on assets and liabilities nor of goodwill.

Similarly, the items received by the surviving company are recognised at the same fiscal value which they had in the books of the merged company.

The determination of the surviving company’s income does not take into account the surplus or deficit recorded in the financial statements due to the exchange ratio of the shares and the higher values in the balance sheet due to possible change of the difference to balance sheet elements of the merged company, including goodwill, are not taxable for the surviving company and are not recognised for fiscal purposes.

The shareholders’ equity reserves subject to a suspended tax regime recorded in the last financial statements of the merged company must be reallocated in the financial statements of the surviving company and are subject to the regime provided for by par. 5 of the mentioned art. 172 of Combined Tax Regulations.

The merger is excluded from VAT and is subject to fixed taxes for registrations.

10.2. TREATMENT FOR SHAREHOLDERS

The exchange of shares of the merged company for shares of the surviving company will not lead to the realisation of income or losses for the shareholders of the former, since it merely implies the substitution of the securities of the merged company with those of the surviving company. The value recognised for tax purposes to the stake in the merged company is transferred to the shares of the surviving company received in exchange.

In conclusion, the merger into Intesa of Sanpaolo IMI will not result in any tax effects on the companies taking part in the merger, on their shareholders, on customers and other third parties.

11.                     Effects of the merger on Banca Intesa

11.1. EFFECTS ON THE BALANCE SHEET AND INCOME STATEMENT

This chapter contains pro-forma consolidated figures as at 30th June 2006 representing the significant effects of the merger and of the transfers to Crédit Agricole, illustrated above.

Pro-forma consolidated figures refer to financial statements forms provided for by Bank of Italy Circular 262 of 22nd December 2005 and are prepared in compliance with international accounting principles IAS/IFRS adopted by the European Union. Such figures have been compared to Gruppo Intesa’s consolidated figures published in the Consolidated financial statements as at 30th June 2006.

Pro-forma consolidated figures have been obtained by applying to historical figures pro-forma adjustments to backdate the effects of the transactions described above: in particular, such effects have been backdated in the pro-forma consolidated balance sheet as if such transactions had occurred on 30th June 2006 and in the pro-forma consolidated statement of income as if they had occurred on 1st January 2006.

To aggregate figures obtained using the consolidated financial statements published by the two entities in their respective half-year reports, appropriate pro-forma adjustments have been applied to show the effects of the merger, provisionally measuring (since the definitive value of the capital increase will be represented by the stock price on the market on the day in which the merger comes into legal effects, that is by the last share price available) the new shares to be issued to support the exchange on the basis of the price of Banca Intesa shares as at 30th September 2006 and preliminarily recording in the caption “Difference arising from the merger” the difference between such value of the shares and Gruppo Sanpaolo IMI’s consolidated shareholders’ equity as at 30th June 2006.

Furthermore, intergroup transactions have been eliminated and pro-forma adjustments have been recorded to take into account the balance sheet and income statement effect(8) which will arise following the implementation of the agreement signed on 11th October 2006 by Banca Intesa and Crédit Agricole for the purpose of safeguarding the latter’s strategic interests in Italy, that – as described in another part of the document – provides for the sale to Crédit Agricole of:

•                  the entire equity stake held by Banca Intesa in Cassa di Risparmio di Parma e Piacenza (100% of the capital) for a consideration of 3.8 billion euro;

•                  the entire equity stake held by Banca Intesa in Banca Popolare FriulAdria (76.05% of the capital) for a consideration of 836.5 million euro; and

•                  193 Gruppo Intesa branches for a consideration of 1.3 billion euro.

In application of the preparation criteria of the pro-forma consolidated figures aimed at representing development of current operations, which require the exclusion of any non-recurring components, the pro-forma consolidated statement of income for the period ending as at 30th June 2006 does not take into account the capital gains on

(8) With respect to the balance sheet and statement of income figures of the 193 branches sold, management figures have been used since the corresponding accounting values have not yet been quantified.

the sale of such assets to Crédit Agricole. The relevant amount, net of the fiscal effect, has been recorded in the pro-forma consolidated balance sheet as at 30th June 2006 in the caption under shareholders’ equity “Effect of disposal transaction”.

Furthermore, the agreements signed with Crédit Agricole provide for the possibility for Banca Intesa – through the exercise of call/put options – of acquiring 65% of the asset management activities formerly referred to as Nextra and sold to Crédit Agricole at the end of 2005. If the project of setting up a pan-European joint-venture in the asset management activities is not deemed feasible by one of the parties, such options may be exercised during 2007. In consideration of the current uncertainty on the exercise of the aforementioned options, the possible effects of the transaction described above are not taken into account in the preparation of the pro-forma consolidated statement of income and balance sheet figures.

Therefore, pro-forma consolidated figures include:

•                  Gruppo Intesa consolidated figures;

•                  Gruppo Sanpaolo IMI consolidated figures;

•                  figures related to the assets sold to Crédit Agricole;

•                  intergroup eliminations;

•                  the effects of Banca Intesa’s capital increase, to effect the merger, provisionally expressed as the market value of Intesa shares as at 30th September 2006; and

•                  the effects of the consolidation of Gruppo Sanpaolo IMI.

For an accurate interpretation of the information provided by pro-forma figures, it is necessary to note the following aspects:

•                  since these are representations built on assumptions, as if the merger and disposal transactions were closed at the dates taken as reference for the preparation of the pro-forma consolidated figures, instead of the date in which the merger comes into legal effects, historical figures would not have necessarily been equal to pro-forma figures;

•                  pro-forma figures do not reflect prospective figures since they are prepared to represent solely the effects which may be determined and objectively measured of merger and disposal transactions, without considering the potential effects due to variations in management policies and to operating decisions following the transactions.

Moreover, in consideration of the different purpose of pro-forma figures with respect to the figures of historical financial statements and the different calculation methods of the effects of acquisitions and disposals with reference to the balance sheet and the statement of income, pro-forma consolidated financial statements must be read and interpreted separately, without searching for accounting connections between the two documents.

As described above, the difference between the value of the capital increase to support the exchange and Gruppo Sanpaolo IMI’s consolidated shareholders’ equity was preliminarily recorded in the caption “Difference arising from the merger”. Such difference in the pro-forma consolidated statement of income is not subject to amortisation. It must be noted that the merger will be accounted for using the “purchase method”, which entails at the date in which the merger comes into legal effects, the identification of the fair value of net assets and the allocation of the capital increase, attributing any excess with respect to such value to goodwill. Consequently, if in the allocation process property, equipment and intangible assets with finite useful life are identified, the future statements of income will include adjustments to such allocations.

Pro-forma consolidated balance sheet as at 30th June 2006

(in millions of euro)

		Consolidated figures
	Gruppo Intesa	New Group (Pro-Forma)

Assets

Financial assets held for trading	51,160	69,537
Other financial assets (1)	7,307	61,072
Due from banks	29,338	66,213
Loans to customers	176,023	301,849
Property, equipment and intangible assets	4,211	7,633
Tax assets	2,817	5,128
Other assets	9,341	18,767
Difference arising from the merger (provisional)	—	16,332

Total Assets	280,197	546,531

		Consolidated figures
	Gruppo Intesa	New Group (Pro-Forma)

Liabilities and Shareholders’ Equity

Due to banks	36,598	72,682
Direct customer deposits (2)	193,761	320,697
Financial liabilities held for trading	16,750	23,545
Financial liabilities designated at fair value	—	25,386
Tax liabilities	1,658	2,650
Allowances for specific purpose (3)	2,856	4,974
Technical reserves	—	22,000
Other liabilities	10,997	22,704
Share capital	3,613	6,650
Reserves (4)	11,520	37,883
Valuation reserves	968	954
Effect of disposal transaction	—	3,981
Net income	1,476	2,425

Total Liabilities and Shareholders’ Equity	280,197	546,531

(1) Sum of the items 30, 40 and 50.

(2) Sum of the items 20 and 30.

(3) Sum of the items 110 and 120.

(4) Sum of the items 170, 180, 200 and 210.

Pro-forma consolidated income statement as at 30th June 2006

(in millions of euro)

		Consolidated figures
	Gruppo Intesa	New Group (Pro-Forma)

Interest margin	2,640	4,659
Net fee and commission income	1,845	3,197
Net interest and other banking income	5,108	8,803
Net income from banking activities	4,825	8,355
Net income from banking and insurance activities	4,825	8,193
Operating expenses	-2,713	-4,697
Income (Loss) before tax from continuing operations	2,241	3,680
Income (Loss) after tax from continuing operations	1,491	2,423
Net income (loss)	1,534	2,510

Parent Company’s net income (loss)	1,476	2,425

11.2. EFFECTS ON SHAREHOLDER BASE

Assuming the maximum increase in share capital, following the merger, the main shareholders of the surviving company, would be:

Shareholder	Percentage of share capital

Crédit Agricole	9.1%

Compagnia di San Paolo	7.0%

Gruppo Assicurazioni Generali	4.9%

Fondazione Cariplo	4.7%

Banco Santander Central Hispano	4.2%

Fondazione Cassa di Risparmio di Padova e Rovigo	3.5%

Fondazione Cassa di Risparmio in Bologna	2.7%

“Gruppo Lombardo”	2.5%

Giovanni Agnelli & C.	2.4%

Fondazione Cassa di Risparmio di Parma	2.2%

Capitalia	1.0%

Mediobanca	0.8%

Monte dei Paschi di Siena	0.7%

Reale Mutua	0.7%

Caisse Nationale des Caisses d’Epargne	0.7%

11.3.	EFFECTS OF THE MERGER ON SHAREHOLDERS’ AGREEMENTS, PURSUANT TO ART. 122 OF LEGISLATIVE DECREE 58 OF 24.2.1998

To date no communications have been received from shareholders taking part in Intesa’s voting syndicate regarding the permanence in force or the cessation from the voting syndicate, for all or for some of the current members.

On 11th October 2006 Crédit Agricole – following the agreement with Intesa described in point 4. above – issued a press release in which it declared its intention to remain a shareholder of the new bank, reducing its stake to under 5%, and to exit from Intesa’s voting syndicate.

12.                     New corporate governance

The merger plan sets forth that the Bank resulting from the merger will adopt a dual corporate governance system: the adoption of this model is expected to result in corporate governance which is better suited to the needs of the new corporate entity. First of all, the Supervisory Board combines certain powers typical of the Shareholders’ Meeting, functions of the Board of Statutory Auditors and certain powers of “top management”, and therefore performs direction and control functions, which also relate to the basis of decisions, with respect to the management of the company, functions which are more extensive than those typically performed by the Board of Statutory Auditors.

Furthermore, the aforementioned model provides for a clear separation between ownership and management, since the Supervisory Board is the intermediary between shareholders and the management body - the Management Board - and therefore seems to be more capable than the traditional model of effectively meeting the need for greater transparency and reducing potential conflicts of interest.

The multifaceted role attributed by law and, as described below, by the Articles of Association to the Supervisory Board, placed at the centre of the surviving company’s internal operations, also emphasises the separation between control and the formation of strategic guidelines, on the one hand, and the management function on the other, permitting a better definition of the roles and responsibilities of the corporate bodies and ensuring the sound and prudent management of the Bank.

As is generally known, in the dual corporate governance system (recently introduced in Italian regulations) the Shareholders’ Meeting appoints the Supervisory Board and it is this body that, in turn, appoints the Management Board, removes its members, determines their remuneration, commences liability actions against them and approves the financial statements.

The functions of the Management Board, similar to that of the Board of Directors in the traditional system and based on its discipline, consist of managing the company in accordance with the general strategic guidelines approved by the Supervisory Board to which Articles of Association also reserves the approval of the business and financial plans and the budgets of the Company and the Group prepared by the Management Board as well as authorising strategic and major economic-financial transactions.

First of all, this enables the attribution to the Supervisory Board of a “top management” function and of oversight, based on the consideration that effective control also implies the verification of particularly significant corporate projects before such projects are executed.

Secondly, such “top management” function permits shareholder representatives including minority shareholders, present on the Supervisory Board to be involved in principal management decisions in addition to the typical control functions.

In consideration of this, it was decided to broaden the representation of the

Supervisory Board, by providing for a significant number of members appointed on the basis of the list vote mechanism, for the purpose of ensuring that all shareholders, including minority shareholders, may put forward their candidates. This solution permits, compared to the “traditional” Board of Directors composed of a high number of members, the Supervisory Board not to be burdened by management activities which are attributed to a body (the Management Board) with a lower number of members.

The Management Board is in charge of the management of the company in compliance with the strategic guidelines approved by the Supervisory Board and has the power to make all the ordinary and extraordinary transactions necessary for the achievement of the corporate purpose and activities, save for some strategic transactions for which the Supervisory Board’s authorisation is required. Furthermore, the Management Board appoints a Managing Director from amongst its members, who is Chief Executive Officer and supervises the company’s management, within the powers he/she has been delegated and according to the general guidelines resolved upon by the Management Board.

The Supervisory Board

The Supervisory Board will be composed of a minimum of 15 up to a maximum of 21 members appointed by the Shareholders’ Meeting by the list vote mechanism which entails the proportional division of the votes received by each list presented. Shareholders representing at least 1% of the ordinary share capital may submit a list of candidates. Supervisory Board members remain in office for three fiscal years, and their term expires at the date of the subsequent Shareholders’ Meeting provided for by par. 2 of art. 2364-bis, of the Italian Civil Code. The expiration of their term becomes effective when the Supervisory Board, that until then maintains full powers, has been reconstituted. The Shareholders’ Meeting must proceed without delay to the substitution of the members who leave service during the year, since no form of cooptation is provided for. If during any year the majority of the members of the Supervisory Board leaves service, the term of the entire Supervisory Board will be deemed to have expired and a Shareholders’ Meeting for the appointment of the new Supervisory Board shall be called.

The Supervisory Board shall meet, upon notice by the Chairman, normally at least once a month. In order for its decisions to be valid the majority of its members in office must be present at the meeting and decisions are taken according to absolute majority of the votes of the member present. Resolutions concerning the appointment of the Chairman and of the Deputy Chairman of the Management Board and the approval of any appointments of Management Board members in competing groups shall be adopted with qualified majorities.

As mentioned above, the Articles of Association delegate to the Supervisory Board, in addition to matters reserved by law, the approval of: the Company’s and the Group’s general strategic guidelines, as well as business and financial plans, the budgets of the Parent Company and the Group prepared by the Management Board and strategic and major economic-financial transactions.

The Chairman of the Supervisory Board

The Chairman of the Supervisory Board will perform, in addition to promoting the activity of the Board and the Committees established within the Supervisory Board, an extremely significant role in the supervision and operation of control procedures and systems over the actions of the Parent Company and the Group and in the relations between the Supervisory Board and the Management Board, ensuring the efficient coordination of the actions of these corporate bodies.

The Management Board

The Management Board will be composed of a minimum of 7 up to a maximum of 11 members, appointed by the Supervisory Board, which determines their number at the time of appointment. The members shall remain in office, as resolved by the Supervisory Board, for a maximum of three financial years, and their term expires at the date of the meeting of the Supervisory Board called to approve the last financial statements of their appointment. If during any year one or more members of the Management Board leave service, the Supervisory Board will appoint substitutes for them. If the majority of the members appointed by the Supervisory Board leaves service, the term of the entire Management Board will be deemed to have been discharged until the date of the Supervisory Board resolution which will appoint new members. Similarly, the cessation of the Management Board due to the expiry of their term becomes legally effective from the date of its reconstitution by the Supervisory Board. The Chairman of the Management Board is appointed by the Supervisory Board.

In addition to competences that cannot be delegated according to law, the Articles of Association reserves to the Management Board numerous exclusive competences, closely related to the functions of management and organisation of the Company. For certain matters the approval of the Supervisory Board is also required.

The Management Board shall meet at least once a month. In order for the decisions of the Management Board to be valid, the majority of its members in office must be present at the meeting. Decisions are taken according to absolute majority of the votes of the members present, with the exception of certain matters (among which the appointment and removal of the Managing Director and of the General Managers and the delegation of their relative powers and the appointment and removal of the Manager charged with preparing the Company’s financial reports) which must be approved by a majority of Management Board members in office.

The Chairman of the Management Board

The Chairman of the Management Board will have duties typical of the Chairman of the administrative body, in coordination with those of the Chairman of the Supervisory Board and with those attributed to the Managing Director, including the power to propose matters within the competence of the Management Board.

The Managing Director

The Management Board at the request of the Supervisory Board will appoint the Managing Director, who is the Chief Executive Officer, is responsible for personnel management and supervises the company’s management within the powers he/she has been delegated in accordance with the general strategic guidelines set by Company bodies.

Lastly, the Articles of Association set forth that the Management Board, having heard the opinion of the Supervisory Board, shall appoint one or more General Managers who report to the Managing Director according to their respective functions and competences. One General Manager may substitute for the Managing Director, save for functions which must be performed by the latter.

The General Managers

The Articles of Association set forth that the Management Board, having heard the opinion of the Supervisory Board, shall appoint one or more General Managers who report to the Managing Director according to their respective functions and competences.

The Committees

The new proposed text of Articles of Association sets forth that the Supervisory Board will set up:

•                      a Nomination Committee with the responsibility for selecting and proposing appointments of the members of the Management Board;

•                      a Remuneration Committee with the responsibility for proposing and consulting on compensation, pursuant to law and the Articles of Association; and

•                      an Internal Control Committee with the responsibility for proposing, consulting and enquiring on matters attributed to the Supervisory Board regarding internal control systems, risk management and the accounting system. The Committee, availing itself of the relevant corporate structures, may at any time carry out inspections and controls and may exchange information with the control bodies of Group companies concerning management and control systems and the general operation of the business. Members of the Committee shall take part to the Management Board meetings.

Furthermore, both the Supervisory Board and the Management Board may form other Technical Committees or Commissions with advisory functions.

Initial appointments – Effectiveness of the changes in the Articles of Association

The members of the Supervisory Board shall be appointed for the first time by the Ordinary Shareholders’ Meeting of Intesa in accordance with the provisions of a specific transitory rule of the new Articles of Association which provides that 19 members be appointed and remain in office for three financial years by the list vote mechanism set forth in the Articles of Associations in force for the appointment of the Board of Statutory Auditors. The top 18 candidates from the list which obtains the highest number of votes and the first candidate of the list which receives the second highest number of votes shall be elected. In case of presentation of one list only, all the members of the Supervisory Board shall be elected from that list. The appointment of the aforementioned 19 Supervisory Board members shall come into effect when the merger comes into legal effect.

When the merger takes legal effect, a further Ordinary Shareholders’ Meeting shall be called to appoint the additional 2 Supervisory Board members, who shall also remain in office for three financial years (with the exception of the portion of financial year elapsed from the date in which the merger comes into legal effect and the date from which their appointment comes into legal effect), and whose term shall therefore expire at the same time as the 19 Supervisory Board members indicated above. The appointment of the additional 2 Supervisory Board members shall occur using the list voting procedure provided for by the Articles of Association of the new Bank, but with a percentage of share capital for the presentation of the lists equal to at least 1%, and not exceeding 3% of share capital.

13.                     Changes in the Articles of Association

13.1. CAPITAL INCREASES

Due to the merger, article 5 of the Articles of Association of the surviving company, concerning share capital, will take into account the changes relating to the issuance of the shares to effect the merger, as described in point 7 above.

In particular, the maximum amount of Intesa’s share capital increase, on the basis of the aforementioned exchange ratio, will be equal to 3,037,379,042.88 euro via the issue of up to a maximum of 5,841,113,544 new Intesa ordinary shares with a nominal value of 0.52 euro each.

Article 5 of Intesa’s Articles of Association will also take into account the capital increases to support the exercise of the stock option plans resolved upon by the company to be merged as indicated in paragraph 7.1. The surviving company will provide for Sanpaolo IMI’s stock option plans and, therefore, adopt a corresponding capital increase for the issue of a number ordinary shares updated on the basis of the exchange ratio used for the merger.

To this end, therefore, Intesa will resolve upon a capital increase for a maximum nominal amount of 15,835,003.08 euro via the issue of up to a maximum of 30,451,929 ordinary shares with a nominal value of 0.52 euro each(9).

13.2. ADOPTION OF A NEW TEXT FOR THE ARTICLES OF ASSOCIATION

Intesa’s Extraordinary Shareholders’ Meeting, called to approve the merger, will also be called to resolve upon the adoption of a new text of Articles of Association which will provide for, among other things:

•                  the adoption of a new name;

•                  the transfer of the registered office to Torino and the establishment of a secondary registered office in Milano;

•                  the dual corporate governance system, as described in point 12 above; and

•                  the appointment of the Manager charged with preparing the Company’s financial reports, which appointment shall occur, in accordance with the mandatory opinion of the Supervisory Board, with a qualified majority.

In particular, among the most significant changes, in addition to those finalised at and deriving from the dual corporate governance system, are the following:

Art. 7: The competences of the Shareholders’ Meeting have been redefined on the basis of the new competences attributed in the dual model to the other corporate bodies, providing for the fact, as permitted by law, that the Shareholders’ Meeting be called to approve the financial statements in case they have not been approved by

(9) It must be noted that these figures take into account 125,900 rights still outstanding attributed to managers of Gruppo Sanpaolo IMI within the first stock option plan (see par. 7.1.) exercisable both before and after the date in which the merger comes into legal effect and therefore already included in the figures concerning the capital increase indicated in the Merger Project and repeated in the first sentence of this section.

the Supervisory Board.

Art. 8: The powers to call the Shareholders’ Meeting have been reformulated in line with provisions of the dual model and the ability of minority shareholders to request additions to the agenda of the meeting, pursuant to art. 126 bis of TUF (Combined regulations on financial intermediation) has been expressly provided for.

Provisions set forth that the Shareholders’ Meeting may be called at the Registered office or in another location in the city where the Company has its Registered office.

Art. 9: for the purpose of permitting the widest possible participation in a Shareholders’ Meeting the two day term within which communications of the intermediary issuing the certifications required by law must be received has been eliminated.

Transitory rules: Art. 34 concerns the appointments of the first members of the Supervisory board of the company, as indicated in preceding point 12.

Art. 35 defines the integrity, professional and independence requirements applicable to members of corporate bodies until a new supervisory and/or regulatory model is in force.

Art. 36 requires that the modification of the Key Terms of the Integration Plan, as defined in the plan for the merger, occur following a resolution of the Management Board adopted by a qualified majority, itself following the authorisation of the Supervisory Board also adopted by a qualified majority.

Final Consideration: Art. 37 acknowledges the appointment of the first members of the Supervisory Board by the Ordinary Shareholders’ Meeting of the surviving company and the moment the appointment comes into legal effects, that is, from the date on which the merger comes into legal effect.

14.                     Board of Directors assessment with respect to the availability of the right of withdrawal

With respect to Intesa shareholders that are absent, abstain or vote against the merger, the right of withdrawal does not apply pursuant to articles 2437 lett. g) and 2437-quinquies of the Italian Civil Code.

Milano, 12th October 2006

The Board of Directors